Exhibit 1

Consolidated Balance Sheets (Unaudited)
Mitsui & Co., Ltd. and subsidiaries
September 30, 2003 and 2004 and March 31, 2004

	Millions of Yen
	September 30,	September 30,	March 31,
	2003	2004	2004
ASSETS
Current Assets:
Cash and cash equivalents (Notes 2 and 3)	¥662,963	¥626,801	¥638,299
Time deposits	35,322	26,351	46,710
Marketable securities (Notes 2 and 3)	64,283	35,484	29,337
Trade receivables (Note 6):
Notes and loans, less unearned interest	458,379	488,797	467,380
Accounts	1,557,996	1,736,014	1,706,850
Associated companies	167,628	198,538	186,373
Allowance for doubtful receivables (Note 2)	(21,404)	(21,314)	(22,498)
Inventories (Notes 2 and 6)	480,038	560,433	513,016
Advance payments to suppliers	54,148	75,657	62,038
Deferred tax assets—current (Note 2)	30,071	30,547	31,473
Other current assets	238,847	331,117	275,496

Total current assets	3,728,271	4,088,425	3,934,474

Investments and Non-current Receivables (Notes 2 and 6):
Investments in and advances to associated companies (Notes 4 and 8)	670,038	830,301	726,521
Other investments (Note 3)	566,805	603,483	617,189
Non-current receivables, less unearned interest	525,797	494,646	485,446
Allowance for doubtful receivables	(119,459)	(108,404)	(110,098)
Property leased to others—at cost, less accumulated depreciation (Notes 5 and 11)	238,719	210,196	230,311

Total investments and non-current receivables	1,881,900	2,030,222	1,949,369

Property and Equipment—at Cost (Notes 2 and 6):
Land, land improvements and timberlands	229,875	215,042	220,842
Buildings, including leasehold improvements	344,929	332,659	329,405
Equipment and fixtures	371,143	418,391	395,010
Mineral rights	24,761	77,645	27,349
Vessels	23,458	15,674	18,215
Projects in progress	21,977	28,995	26,224

Total	1,016,143	1,088,406	1,017,045
Accumulated depreciation	(413,485)	(430,585)	(417,906)

Net property and equipment	602,658	657,821	599,139

Intangible Assets, less Accumulated Amortization (Note 2)	85,940	95,837	90,809

Deferred Tax Assets—Non-current (Note 2)	42,590	31,589	32,406

Other Assets	129,634	120,826	109,831

Total	¥6,470,993	¥7,024,720	¥6,716,028

See notes to consolidated financial statements.

	Millions of Yen
	September 30,	September 30,	March 31,
	2003	2004	2004
LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities:
Short-term debt (Note 6)	¥574,612	¥592,685	¥646,746
Current maturities of long-term debt (Note 6)	427,581	261,731	357,675
Trade payables:
Notes and acceptances	119,573	125,377	124,321
Accounts	1,368,793	1,498,455	1,467,516
Associated companies	73,140	86,392	76,360
Accrued expenses:
Income taxes (Note 2)	18,706	36,792	32,628
Interest	19,265	22,311	20,210
Other	35,598	53,762	39,522
Advances from customers	77,947	94,603	83,273
Other current liabilities (Notes 2 and 10)	151,153	266,038	185,534

Total current liabilities	2,866,368	3,038,146	3,033,785

Long-term Debt, less Current Maturities (Note 6)	2,516,513	2,730,739	2,541,221

Accrued Pension Costs and Liability for Severance Indemnities (Note 2)	53,996	49,723	52,296

Deferred Tax Liabilities—Non-current (Note 2)	42,946	86,820	47,387

Commitments and Contingent Liabilities (Notes 6 and 10)
Minority Interests	75,952	84,558	78,061

Shareholders’ Equity
Common stock—no par value
Authorized, 2,500,000,000 shares; Issued, 2003.9—1,583674,837 shares; 2004.9—1,583,687,322 shares; 2004.3—1,583,674,837 shares	192,487	192,493	192,487
Capital surplus	287,758	288,041	287,763
Retained earnings:
Appropriated for legal reserve	36,601	37,038	36,633
Unappropriated (Notes 4 and 15)	513,314	604,892	549,521
Accumulated other comprehensive income (loss) (Note 2):
Unrealized holding gains and losses on available-for-sale securities (Note 3)	46,385	64,195	69,729
Foreign currency translation adjustments	(155,346)	(142,962)	(161,454)
Minimum pension liability adjustment	(4,833)	(5,484)	(5,743)
Net unrealized gains and losses on derivatives (Note 12)	355	(2,778)	(3,996)

Total accumulated other comprehensive loss	(113,439)	(87,029)	(101,464)

Treasury stock, at cost: 2003.9—2,486,630 shares; 2004.9—1,048,435 shares; 2004.3—2,661,783 shares	(1,503)	(701)	(1,662)

Total shareholders’ equity	915,218	1,034,734	963,278

Total	¥6,470,993	¥7,024,720	¥6,716,028

See notes to consolidated financial statements.

Statements of Consolidated Income (Unaudited)
Mitsui & Co., Ltd. and subsidiaries
For the Six-Month Periods Ended September 30, 2003, 2004 and for the Year Ended March 31, 2004

		Millions of Yen
		Six-Month Period	Six-Month Period
		Ended September 30,	Ended September 30,	Year Ended
		2003	2004	March 31, 2004
		As restated (Note 2)
Revenues (Notes 2, 4 and 8):
Sales of products		¥1,204,048	¥1,466,835	¥2,490,014
Sales of services		205,802	207,772	424,473
Other sales (Note 5)		30,316	55,974	61,511

Total revenues		1,440,166	1,730,581	2,975,998
Total Trading Transactions (Notes 2 and 8) Six-month period ended September 30, 2003 Six-month period ended September 30, 2004 Year ended March 31, 2004	¥5,946,101 million ¥6,722,917 million ¥12,277,173 million
Cost of Revenues (Notes 2 and 4)
Cost of products sold		1,111,810	1,327,416	2,292,662
Cost of services sold		20,016	28,674	41,346
Cost of other sales (Note 5)		15,880	21,983	33,098

Total cost of revenues		1,147,706	1,378,073	2,367,106

Gross Profit		292,460	352,508	608,892

Other Expenses (Income):
Selling, general and administrative (Notes 2 and 5)		237,803	250,799	494,437
Provision for doubtful receivables (Note 2)		3,589	3,689	9,883
Interest income (Notes 2 and 12)		(18,410)	(20,227)	(36,953)
Interest expense (Notes 2 and 12)		19,917	19,870	37,800
Dividend income		(10,836)	(13,671)	(18,448)
Government grant for transfer of substitutional portion of EPF (Note 2)		—	—	(17,224)
Gain on sales of securities—net (Notes 2, 3 and 9)		(11,063)	(22,645)	(27,465)
Gain on issuance of stock by a subsidiary (Notes 2 and 9)		—	(1,677)	—
Loss on write-down of securities (Notes 2 and 3)		6,561	8,036	31,024
(Gain) loss on disposal or sales of property and equipment—net		462	(443)	(4,057)
Impairment loss of long-lived assets (Note 2)		6,961	8,597	22,378
Other expense—net (Note 10)		11,303	1,158	28,712

Total other expenses		246,287	233,486	520,087

Income from Continuing Operations before Income Taxes, Minority Interests and Equity in Earnings		46,173	119,022	88,805

Income Taxes (Note 2):
Current		18,874	40,274	45,016
Deferred (Note 9)		6,635	36,225	2,025

Total		25,509	76,499	47,041

Income from Continuing Operations before Minority Interests and Equity in Earnings		20,664	42,523	41,764
Minority Interests in Earnings of Subsidiaries		(3,582)	(7,367)	(7,470)
Equity in Earnings of Associated Companies—Net (After Income Tax Effect) (Notes 2 and 4)		16,096	26,233	40,078

Income from Continuing Operations		33,178	61,389	74,372
Income (loss) from Discontinued Operations—Net (After Income Tax Effect) (Note 2)		(5,071)	712	(3,700)
Cumulative Effect of Change in Accounting Principle (After Income Tax Effect) (Note 2)		(2,285)	—	(2,285)

Net Income		¥25,822	¥62,101	¥68,387

Net Income per Share (Notes 2 and 7):		Yen
Basic:
Continuing operations		¥20.98	¥38.79	¥47.04
Discontinued operations		(3.20)	0.45	(2.35)
Cumulative effect of change in accounting principle		(1.45)	—	(1.44)

Total		¥16.33	¥39.24	¥43.25

Diluted:
Continuing operations		¥19.84	¥36.55	¥44.44
Discontinued operations		(3.00)	0.42	(2.19)
Cumulative effect of change in accounting principle		(1.36)	—	(1.36)

Total		¥15.48	¥36.97	¥40.89

See notes to consolidated financial statements.

Statements of Consolidated Shareholders’ Equity (Unaudited)
Mitsui & Co., Ltd. and subsidiaries
For the Six-Month Periods Ended September 30, 2003, 2004 and for the Year Ended March 31, 2004

	Millions of Yen
	Six-Month	Six-Month
	Period Ended	Period Ended	Year Ended
	September 30,	September 30,	March 31,
	2003	2004	2003
Common Stock :
Balance at beginning of period (year)
Shares issued: 2003.9, 2004.9 and 2003.3—1,583,674,837 shares	¥192,487	¥192,487	¥192,487
Common stock issued upon conversion of bonds
Shares issued: 2003.9—0 shares; 2004.9—12,485 shares; 2003.3—0 shares	—	6	—

Balance at end of period (year)
Shares issued: 2003.9—1,583,674,837 shares; 2004.9—1,583,687,322 shares; 2003.3—1,583,674,837 shares	¥192,487	¥192,493	¥192,487

Capital Surplus :
Balance at beginning of period (year)	¥287,756	¥287,763	¥287,756
Conversion of bonds	—	6	—
Gain on sales of treasury stock	2	6	7
Exchange of treasury stock for subsidiary’s stock	—	266	—

Balance at end of period (year)	¥287,758	¥288,041	¥287,763

Retained Earnings :
Appropriated for Legal Reserve :
Balance at beginning of period (year)	¥36,382	¥36,633	¥36,382
Transfer from unappropriated retained earnings	219	405	251

Balance at end of period (year)	¥36,601	¥37,038	¥36,633

Unappropriated (Notes 4 and 15):
Balance at beginning of period (year)	¥494,038	¥549,521	¥494,038
Net income	25,822	62,101	68,387
Cash dividends paid (Dividend paid per share: Six-month period ended September 30, 2003 and September 30, 2004, ¥4.0; Year ended March 31, 2004, ¥8.0)	(6,327)	(6,325)	(12,653)
Transfer to retained earnings appropriated for legal reserve	(219)	(405)	(251)

Balance at end of period (year)	¥513,314	¥604,892	¥549,521

Accumulated Other Comprehensive Income (Loss) (After Income Tax Effect) (Note 2):
Balance at beginning of period (year)	¥(147,138)	¥(101,464)	¥(147,138)
Unrealized holding gains and losses on available-for-sale securities (Note 3)	42,980	(5,534)	66,324
Foreign currency translation adjustments	(14,293)	18,492	(20,401)
Minimum pension liability adjustment	1,898	259	988
Net unrealized gains and losses on derivatives (Note 12)	3,114	1,218	(1,237)

Balance at end of period (year)	¥(113,439)	¥(87,029)	¥(101,464)

Treasury Stock, at Cost :
Balance at beginning of period (year)
Shares in treasury: 2003.9—2,297,845 shares; 2004.9—2,661,783 shares; 2004.3—2,297,845 shares	¥(1,378)	¥(1,662)	¥(1,378)
Purchase of treasury stock
Shares purchased: 2003.9—225,389 shares; 2004.9—292,893 shares; 2004.3—472,590 shares	(149)	(260)	(356)
Sales of treasury stock
Shares sold: 2003.9—36,604 shares; 2004.9—37,360 shares and 2004.3—108,652 shares	24	25	72
Exchange of treasury stock for subsidiary’s stock
Shares exchanged: 2003.9—0 shares; 2004.9—1,868,881 shares and 2004.3—0 shares	—	1,196	—

Balance at end of period (year)
Shares in treasury: 2003.9—2,486,630 shares; 2004.9—1,048,435 shares; 2004.3—2,661,783 shares	¥(1,503)	¥(701)	¥(1,662)

Note: Appropriations of retained earnings are reflected in the financial statements upon shareholders’ approval.
Summary of Changes in Equity from Nonowner Sources (Comprehensive Income (Loss)) (Note 2):
Net income	¥25,822	¥62,101	¥68,387

Other comprehensive income (loss) (after income tax effect):
Unrealized holding gains and losses on available-for-sale securities (Note 3)	42,980	(5,534)	66,324
Foreign currency translation adjustments	(14,293)	18,492	(20,401)
Minimum pension liability adjustment	1,898	259	988
Net unrealized gains and losses on derivatives (Note 12)	3,114	1,218	(1,237)

Changes in equity from nonowner sources	¥59,521	¥76,536	¥114,061

     See notes to consolidated financial statements.

Statements of Consolidated Cash Flows (Unaudited)
Mitsui & Co., Ltd. and subsidiaries
Six-Month Periods Ended September 30, 2003, 2004 and Year Ended March 31,2004

	Millions of Yen
	Six-Month Period	Six-Month Period
	Ended September 30,	Ended September 30,	Year Ended
	2003	2004	March 31, 2004
Operating Activities (Note 14):
Net income	¥25,822	¥62,101	¥68,387
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,025	33,395	65,809
Pension and severance costs, less payments	(416)	(12,933)	35,441
Provision for doubtful receivables	3,589	3,689	9,883
Government grant for transfer of substitutional portion of EPF	—	—	(17,224)
Gain on sales of securities—net	(11,063)	(22,645)	(27,465)
Gain on issuance of stock by a subsidiary	—	(1,677)	—
Loss on write-down of securities	6,561	8,036	31,024
(Gain) loss on disposal or sale of property and equipment—net	462	(443)	(4,057)
Impairment loss of long-lived assets	6,961	8,597	22,378
Deferred income taxes	6,635	36,225	2,025
Minority interests in earnings of subsidiaries	3,582	7,367	7,470
Equity in earnings of associated companies, less dividends received	(9,291)	(5,764)	(21,364)
(Income) loss from discontinued operations—net (after income tax effect)	5,071	(712)	3,700
Cumulative effect of change in accounting principle (after income tax effect)	2,285	—	2,285
Changes in operating assets and liabilities:
(Increase) decrease in trade receivables	94,235	(42,978)	(127,066)
(Increase) decrease in inventories	5,938	(37,183)	(32,689)
Increase (decrease) in trade payables	(73,990)	31,077	45,549
Advances from customers	12,416	11,265	21,509
Other—net	(3,537)	7,707	14,484

Net cash provided by operating activities	102,285	85,124	100,079

Investing Activities (Note 14):
Net decrease (increase) in time deposits	1,603	21,387	(9,603)
Investments in and advances to associated companies	(141,712)	(68,956)	(203,380)
Sales of investments in and collection of advances to associated companies	59,869	7,943	67,772
Acquisitions of available-for-sale securities	(56,526)	(36,512)	(131,207)
Proceeds from sales of available-for-sale securities	15,037	12,627	51,250
Proceeds from maturities of available-for-sale securities	54,908	19,342	110,063
Acquisitions of held-to-maturity debt securities	—	(648)	(17)
Proceeds from maturities of held-to-maturity debt securities	5,019	1,538	14,793
Acquisitions of other investments	(25,082)	(23,808)	(46,856)
Proceeds from sales of other investments	9,857	18,450	28,829
Increase in long-term loan receivables	(21,722)	(23,650)	(42,768)
Collection of long-term loan receivables	40,749	34,818	76,384
Additions to property leased to others and property and equipment	(58,101)	(98,968)	(113,197)
Proceeds from sales of property leased to others and property and equipment	21,915	23,256	59,924
Acquisitions of subsidiaries, net of cash acquired	3,859	—	3,859

Net cash used in investing activities	(90,327)	(113,181)	(134,154)

Financing Activities (Note 14):
Net decrease in short-term debt	(142,602)	(53,017)	(71,759)
Proceeds from long-term debt	452,898	352,634	636,957
Repayments of long-term debt	(340,442)	(284,367)	(564,529)
Purchases of treasury stock—net	(99)	(229)	(264)
Payments of cash dividends	(6,327)	(6,325)	(12,653)
Proceeds from issuance of stock by a subsidiary	—	2,557	—

Net cash provided by (used in) financing activities	(36,572)	11,253	(12,248)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(7,236)	5,306	(10,191)

Net Decrease in Cash and Cash Equivalents	(31,850)	(11,498)	(56,514)
Cash and Cash Equivalents at Beginning of Period (Year)	694,813	638,299	694,813

Cash and Cash Equivalents at End of Period (Year)	¥662,963	¥626,801	¥638,299

     See notes to consolidated financial statements.

Notes to Consolidated Financial Statements
Mitsui & Co., Ltd. and subsidiaries

1. NATURE OF OPERATIONS

Mitsui & Co., Ltd. (Mitsui Bussan Kabushiki Kaisha) and subsidiaries (collectively, the “companies”), as sogo shosha or general trading companies, are engaged in business activities, such as worldwide trading in various commodities, financing for customers and suppliers relating to such trading activities, and organizing and coordinating industrial projects through their worldwide business networks.

     The companies conduct export, import, offshore and domestic trades and manufacture of products in the areas of “Metal Products & Minerals,” “Machinery, Electronics & Information,” “Chemical,” “Energy” and “Consumer Products & Services (foods and retail business, lifestyle business and consumer service business),” while providing a wide range of services for retailing, information and communications, technical support, transportation and logistics and financing.

     Further, the companies are also engaged in development of natural resources such as oil and gas, and iron and steel raw materials.

     In addition to the above, the companies are engaged in strategic business investments in new areas such as information technology, biotechnology and nanotechnology.

2. BASIS OF FINANCIAL STATEMENTS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

I. BASIS OF FINANCIAL STATEMENTS

The accompanying consolidated financial statements are stated in Japanese yen, the currency of the country in which Mitsui & Co., Ltd. (the “Company”) is incorporated and principally operates.

     The accompanying consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (“U.S. GAAP”). Effect has been given in the consolidated financial statements to adjustments which have not been entered in the companies’ general books of account maintained principally in accordance with accounting practices prevailing in the countries of incorporation. Major adjustments include those relating to accounting for derivative instruments and hedging activities, recognition of expected losses on purchase and sale commitments, accounting for certain investments including non-monetary exchange of investments, accounting for warrants, accounting for pension costs and severance indemnities, recognition of installment sales on the accrual basis of accounting, accounting for business combinations, accounting for goodwill and other intangible assets, accounting for asset retirement obligations and accounting for consolidation of variable interest entities.

     As a result of a careful review of the revenue presentation on the face of the Statements of Consolidated Income in the prior year, the companies determined to classify their revenues by major class and report certain revenue transactions with corresponding costs on a gross basis for the year ended March 31, 2004 as required by the SEC Regulation S-X, Rule 5-03 and Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force Issue (“EITF”) No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” Specifically, the companies classified their revenues into “Sales of products,” “Sales of services” and “Other sales” with corresponding cost of revenues and restated the Statements of Consolidated Income for the period ended September 30, 2003 presented to conform to the prior year presentation. The adoption of this principle and the application to the consolidated financial statements had no impact on gross profits, net income or shareholders’ equity.

     Total trading transactions, as presented in the accompanying Statements of Consolidated Income, are a voluntary disclosure as permitted by EITF No. 99-19, and represent the gross transaction volume or the aggregate nominal value of the sales contracts in which the companies act as principal and transactions in which the companies serve as agent. Total trading transactions should not be construed as equivalent to, or a substitute or a proxy for, revenues, or as an indicator of the companies’ operating performance, liquidity or cash flows generated by operating, investing or financing activities. The companies have included the gross transaction volume information because similar Japanese trading companies have generally used it as an industry benchmark. As such, management believes that total trading transactions are a useful supplement to the results of operations information for users of the consolidated financial statements.

II. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

The consolidated financial statements include the accounts of the Company, its majority-owned domestic and foreign subsidiaries, the variable interest entities (“VIEs”) where the Company or one of its subsidiaries is a primary beneficiary, and its proportionate shares of the assets, liabilities, revenues and expenses of certain of its oil and gas producing, and mining unincorporated joint ventures in which the companies own an undivided interest in the assets, and pursuant to the joint venture agreements, are severally liable for their share of each liability. The VIEs are defined by FASB Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities (revised December 2003)—an Interpretation of ARB No. 51” (“FIN No. 46R”). The unincorporated joint ventures proportionately consolidated by the companies include but are not limited to WA-28-L J/V (40%), Oman Block 9 J/V (35%), Wandoo Oil Field J/V (40%), Robe River Iron Associates J/V (33%), German Creek J/V (30%) and Moura J/V (49%).

     The difference between the cost of investments in VIEs which are not a business and the equity in the fair value of the net assets at the dates of acquisition is accounted for as an extraordinary gain or loss while the excess of the cost of investments in other subsidiaries over the equity in the fair value of the net assets at the dates of acquisition is accounted for as goodwill.

     Certain subsidiaries with a half year-end on or after June 30, but prior to the parent company’s half year-end of September 30, are included on the basis of the subsidiaries’ respective half year-end.

Foreign currency translation

Foreign currency financial statements have been translated in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation.” Pursuant to this statement, the assets and liabilities of foreign subsidiaries and associated companies are translated into Japanese yen at the respective year-end exchange rates. All income and expense accounts are translated at average rates of exchange. The resulting translation adjustments are included in accumulated other comprehensive income.

     Receivables and payables denominated in foreign currencies are translated into Japanese yen at year-end exchange rates with the resulting gains and losses recognized in earnings.

Cash equivalents

Cash equivalents are defined as short-term (original maturities of three months or less), highly liquid investments which are readily convertible into cash and have no significant risk of change in value including certificates of deposit, time deposits, financing bills and commercial papers with original maturities of three months or less.

Allowance for doubtful receivables

In accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan—an amendment of FASB Statements No. 5 and 15,” an impairment loss for a specific loan deemed to be impaired is measured based on the present value of expected cash flows discounted at the loan’s original effective interest rate or the fair value of the collateral if the loan is collateral dependent.

     An allowance for doubtful receivables is recognized for all receivables not subject to the accounting requirement of SFAS No. 114 based primarily upon the companies’ credit loss experiences and an evaluation of potential losses in the receivables.

Inventories

Inventories, consisting mainly of commodities and materials for resale, are stated at the lower of cost, principally on the specific-identification basis, or market.

Derivative instruments and hedging activities

In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities—an amendment of FASB Statement No. 133” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” all derivative instruments are recognized and measured at fair value as either assets or liabilities in the Consolidated Balance Sheets. The accounting for changes in the fair value depends on the intended use of the derivative instruments and its resulting hedge designation.

     The companies enter into derivative commodity instruments, such as future, forward, option and swap contracts, as a means of hedging the exposure to changes in the fair value of inventories and unrecognized firm commitments and the exposure to variability in the expected future cash flows from forecasted transactions, principally for non-ferrous metals, crude oil and agricultural products.

     Changes in the fair value of derivative commodity instruments, designated and effective as fair value hedges, are recognized in sales of products or cost of products sold as offsets to changes in the fair value of the hedged items. Changes in the fair value of derivative commodity instruments, designated and effective as cash flow hedges, are initially recorded as other comprehensive income and reclassified into earnings as sales of products or cost of products sold when the hedged transactions affect earnings. Changes in the fair value of the ineffective portion are recognized in sales of products or cost of products sold immediately.

     Changes in the fair value of derivative commodity instruments, for which hedge requirements are not met under SFAS No. 133, are currently recognized in sales of products or cost of products sold without any offsetting changes in the fair value of the hedged items.

     The Company and certain subsidiaries also enter into agreements for derivative commodity instruments as a part of their trading activities. These derivative instruments are marked to market and gains or losses resulting from these contracts are reported in other sales.

     Changes in the fair value of all open positions of precious metals traded in terminal (future) markets are recognized in other sales in order to reflect the fair value of commodity trading transactions consisting of inventories, unrecognized firm commitments and derivative commodity instruments as a whole.

     The companies enter into derivative financial instruments such as interest rate swap agreements, foreign exchange forward contracts, currency swap agreements, and interest rate and currency swap agreements as a means of hedging their interest rate and foreign exchange exposure.

     Changes in the fair value of interest rate swap agreements, designated and effective as fair value hedges for changes in the fair value of fixed-rate financial assets or liabilities attributable to changes in the designated benchmark interest rate, are recognized in interest income or interest expense as offsets to changes in the fair value of hedged items. Changes in the fair value of interest rate swap agreements, designated and effective as cash flow hedges for changes in the cash flows of floating-rate financial assets or liabilities attributable to changes in the designated benchmark interest rate, are initially recorded in other comprehensive income and reclassified into earnings as interest income or interest expense when the hedged transactions affect earnings. Changes in the fair value of the ineffective portion are recognized in interest income or interest expense immediately.

     Changes in the fair value of foreign exchange forward contracts and currency swap agreements, designated and effective as cash flow hedges for changes in the cash flows of foreign-currency-denominated assets or liabilities, unrecognized firm commitments and forecasted transactions attributable to changes in the related foreign currency exchange rate, are initially recorded in other comprehensive income and reclassified into earnings as foreign exchange gains or losses when the hedged transactions affect earnings. Changes in the fair value of the ineffective portion are recognized in foreign exchange gains or losses immediately.

     Changes in the fair value of interest rate and currency swap agreements, designated and effective as fair value hedges or cash flow hedges for changes in the fair values or cash flows of foreign-currency-denominated assets or liabilities attributable to changes in the designated benchmark interest rate or the related foreign currency exchange rate are recorded as either earnings or other comprehensive income depending on the treatment of foreign currency hedges as fair value hedges or cash flow hedges.

     Changes in the fair value of derivative financial instruments, for which hedge requirements are not met under SFAS No. 133, are currently recognized in interest income or interest expense for interest rate swap agreements and in foreign exchange gains or losses for foreign exchange forward contracts, currency swap agreements and interest rate and currency swap agreements.

     The Company and certain subsidiaries also enter into agreements for certain derivative financial instruments as a part of their trading activities. These derivative instruments are marked to market and the related gains or losses are reported in interest income or interest expense for interest rate swap agreements and in other sales for foreign exchange forward contracts.

     The companies use non-derivative financial instruments, such as foreign-currency-denominated debt, in order to reduce the foreign currency exposure in net investment in a foreign operation. The foreign currency transaction gains or losses on these instruments, designated as and effective as hedging instruments, are deferred and recorded as foreign currency translation adjustments within other comprehensive income to the extent they are effective as hedge. These amounts are only recognized in income upon the complete or partial sale of the related investment or the complete liquidation of the investment.

     For the Statements of Consolidated Cash Flows, cash flows from derivative commodity instruments and derivative financial instruments that qualify for hedge accounting are included in the same category as the items being hedged.

Debt and marketable equity securities

The companies classify debt and marketable equity securities, at acquisition, into one of three categories: held-to-maturity, available-for-sale or trading under provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

     Trading securities are carried at fair value and unrealized holding gains and losses are included in earnings.

     Debt securities are classified as held-to-maturity and measured at amortized cost in the Consolidated Balance Sheets only if the companies have the positive intent and ability to hold those securities to maturity. Premiums and discounts amortized in the period are included in interest income.

     Debt and marketable equity securities other than those classified as trading or held-to-maturity securities are classified as available-for-sale securities and carried at fair value with related unrealized holding gains and losses reported in accumulated other comprehensive income in shareholders’ equity on a net-of-tax basis.

     For other than a temporary decline in the value of debt and marketable equity securities below their cost or amortized cost, the investment is reduced to its fair value, which becomes the new cost basis of the investment. The amount of the reduction is reported as a loss for the year in which such determination is made. Various factors, such as the extent which the cost exceeds the market value, the duration of the market decline, the financial condition and near-term prospects of the issuer, and the intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value, are reviewed to judge whether the decline is other than temporary.

     The cost of debt and marketable securities sold is determined based on the moving-average cost method.

Non-marketable equity securities

Non-marketable equity securities are carried at cost. When other than a temporary decline in the value of such securities below their cost occurs, the investment is reduced to its fair value and an impairment loss is recognized. Various factors, such as the financial condition and near-term prospects of the issuer, are reviewed to judge whether it is other than temporary.

     The cost of non-marketable equity securities sold is determined based on the moving-average cost method.

Investments in associated companies

Investments in associated companies (investees owned 20% to 50%, corporate joint ventures and other investees over which the companies have the ability to exercise significant influence) are accounted for under the equity method, after appropriate adjustments for intercompany profits and dividends. The differences between the cost of such investments and the companies’ equity in the underlying fair value of the net assets of associated companies at the dates of acquisition are recognized as equity method goodwill.

     For other than a temporary decline in the value of investments in associated companies below the carrying amount, the investment is reduced to its fair value and an impairment loss is recognized.

Leasing

The companies are engaged in lease financing consisting of direct financing leases and leveraged leases, and in operating leases of properties. For direct financing leases, unearned income is amortized to income as other sales over the lease term at a constant periodic rate of return on the net investment. Income on leveraged leases is recognized as other sales over the life of the lease at a constant rate of return on the positive net investment. Initial direct costs are deferred and amortized using the interest method over the lease period. Operating lease income is recognized as other sales over the term of underlying leases on a straight-line basis.

     The companies are also lessees of various assets. Rental expenses on operating leases are recognized over the respective lease terms using the straight-line method.

Property and equipment

Property and equipment are stated at cost.

     Depreciation of property and equipment (including property leased to others) is computed principally under the declining-balance method for assets located in Japan and under the straight-line method for assets located outside Japan, using rates based upon the estimated useful lives of the related property and equipment. The estimated useful lives for buildings, equipment and fixtures, and vessels are primarily 8 to 65 years, 2 to 30 years, and 13 to 18 years, respectively. Mineral rights are amortized over their respective estimated useful lives, which are 10 to 20 years, using the straight-line method or the unit-of-production method.

     Leasehold improvements are amortized over the lessor of the useful life of the improvement or the term of the underlying lease.

     Significant renewals and additions are capitalized at cost. Maintenance and repairs, and minor renewals and betterments are charged to income as incurred.

Impairment of long-lived assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” long-lived assets to be held and used or to be disposed of other than by sale are reviewed, by using undiscounted future cash flows, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. Such impairment loss is measured as the amount by which the carrying amount of the asset exceeds its fair value. Long-lived assets to be disposed of by sale are reported at the lower of carrying amount or fair value less cost to sell.

Business combinations

In accordance with SFAS No. 141, “Business Combinations,” the purchase method of accounting is used for all business combinations. The companies separately recognize and report acquired intangible assets as goodwill or other intangible assets. Any excess of fair value of acquired net assets over cost arising from a business combination is immediately recognized as an extraordinary gain.

Goodwill and other intangible assets

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized but tested for impairment annually or more frequently if impairment indicators arise. Identifiable intangible assets with a finite useful life are amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 144. Any identifiable intangible asset determined to have an indefinite useful life is not amortized, but instead tested for impairment in accordance with SFAS No. 142 until its useful life is determined to be no longer indefinite.

     Equity method goodwill is reviewed for impairment as a part of other than a temporary decline in the value of investments in associated companies below the carrying amount in accordance with APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.”

     Intangible assets subject to amortization consist primarily of software, unpatented technologies, trademarks and patents. Software, unpatented technologies, trademarks and patents are amortized over their respective estimated useful lives using the straight-line method. The estimated useful lives for software, unpatented technologies, trademarks and patents are 3 to 5 years, 10 years, 5 to 10 years and 5 to 8 years, respectively. Intangible assets not subject to amortization mainly consist of land rights and trademarks.

Oil and gas producing activities

Oil and gas exploration and development costs are accounted for using the successful efforts method of accounting. The costs of acquiring properties, costs of drilling and equipping exploratory wells and costs of development wells and related plant and equipment are capitalized, and amortized using the unit-of-production method. Exploratory well costs are expensed, if economically recoverable reserves are not found. Other exploration costs, such as geological and geophysical costs, are expensed as incurred.

     In accordance with SFAS No.144, proved properties are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the proved properties are determined to be impaired, an impairment loss is recognized based on the fair value. Unproven properties are assessed annually for impairment in accordance with the guidance in SFAS No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies,” with any impairment charged to expense. The companies’ policy is to consider the unproved properties not impaired if the estimated reserves of those properties can be established to be economically viable. Economically viable means that they may be developed in such a way that it is probable that over their project lives they will generate, at a minimum, zero net cash flow on an undiscounted pre-tax basis, based on current prices. For the purpose of this test the current price is the price at the end of the period for which the review is conducted for the reserves concerned.

Mining operations

Mining exploration costs are expensed as incurred until the mining project has been established as commercially viable by a final feasibility study. Once established as commercially viable, costs are capitalized as development costs and are amortized using the unit-of-production method or straight-line method based on the proven and probable reserves.

     In open pit mining operations, it is necessary to remove overburden and other waste materials to access mineral deposits. The costs of removing waste materials are referred to as “stripping costs.” During the development of a mine, before production commences, such costs are generally capitalized as part of the development costs. Removal of waste materials continues during the production stage of the mine. Such post-production stripping costs are a variable production cost to be considered a component of mineral inventory cost and are recognized as a component of cost of products sold in the same period as the related revenues from the sales of the minerals. Depending on the configuration of the mineral deposits, the post-production stripping costs could lead to a lower of cost or market inventory adjustment.

Pension and severance indemnities plans

The companies have pension plans and/or severance indemnities plans covering substantially all employees other than directors. The costs of the pension plans and severance indemnities plans are accrued based on amounts determined using actuarial methods, in accordance with SFAS No. 87, “Employers’ Accounting for Pensions.”

     The Employees’ Pension Fund (“EPF”) was approved for an exemption from the obligation to pay benefits for past employee service related to the substitutional portion on January 1, 2004, and completed the entire process of the transfer of the substitutional portion on March 12, 2004. In accordance with EITF No. 03-2, “Accounting for the Transfer to the Japanese Government of the Substitutional Portion of Employee Pension Fund Liabilities,” in the prior year the Company recognized (1) the difference of ¥17,224 million between the accumulated benefit obligations settled and the assets transferred to the Japanese government as a government grant for transfer of substitutional portion of EPF, (2) the proportionate amount of the net unrealized loss of ¥10,508 million for the substitutional portion, as settlement loss, and (3) the difference of ¥2,183 million between the projected benefit obligations and the accumulated benefit obligations related to the substitutional portion, as gain on derecognition of previously accrued salary progression.

Guarantees

In accordance with FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an Interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34,” the companies recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken for the guarantee issued or modified after December 31, 2002.

Revenue recognition

The companies recognize revenues when they are realized or realizable and earned. Revenues are realized or realizable and earned when the companies have persuasive evidence of an arrangement, the goods have been delivered or the services have been rendered to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. In addition to this general policy, the following are specific revenue recognition policies:

Sales of products

     Sales of products include the sales of various products as a principal in the transactions, the manufacture and sale of a wide variety of products such as metals, chemicals, foods and general consumer merchandise, the development of natural resources such as coal, iron ore, oil and gas, and the development and sale of real estate. The companies recognize those revenues at the time the delivery conditions agreed with customers are met. These conditions are usually considered to have been met when the goods are received by the customer, the title to the warehouse receipts are transferred, or the implementation testing is duly completed.

     For long-term construction contracts such as railroad projects, depending on the nature of the contract, revenues are accounted for by the percentage-of-completion method if costs to complete and extent of progress toward completion of long-term contracts are reasonably dependable, otherwise the companies use the completed contract method.

Sales of services

     Sales of services include the revenues from trading margins and commissions related to various trading transactions in which the companies act as a principal or an agent. Specifically, the companies charge a commission for the performance of various services such as logistic and warehouse services, information and communication services, technical support. For some back-to-back sales and purchase transactions of products, the companies act as a principal and record the net amount of sales and purchase prices as revenues. The companies also facilitate conclusion of the contracts between manufacturers and customers and deliveries for the products between suppliers and customers. Revenues from service related businesses are recorded as revenues when the contracted services are rendered to third-party customers pursuant to the agreements.

Other sales

     Other sales principally include the revenues from leasing activities of real estate and equipment, aircraft, ocean transport vessels and rolling stock, and the revenues from derivative commodity instruments and derivative financial instruments held for trading purposes. See accounting policies for leasing and derivative instruments and hedging activities for the revenue recognition policies regarding leasing and derivative transactions, respectively.

Research and development expenses

Research and development costs are charged to expenses when incurred. Research and development costs charged to expenses for the six-month periods ended September 30, 2003, 2004 and for the year ended March 31, 2004 were ¥2,296 million, ¥2,434 million and ¥6,019 million, respectively.

Advertising expenses

Advertising costs are charged to expenses when incurred. Advertising costs charged to expenses for the six-month periods ended September 30, 2003, 2004 and for the year ended March 31, 2004 were ¥3,550 million, ¥3,778 million and ¥7,915 million, respectively.

Issuance of stock by subsidiaries and associated companies

A subsidiary or an associated company may issue its shares to third parties at amounts per share in excess of or less than the Company’ s average per share carrying value. With respect to such transactions, the resulting gains or losses arising from the change in equity interest are recorded in income for the year in which such shares are issued.

Income taxes

Income tax expense is based on reported earnings before income taxes. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes and tax loss carryforwards. These deferred taxes are measured using the currently enacted tax rates in effect for the year in which the temporary differences or tax loss carryforward are expected to reverse. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

Net income per share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted net income per share reflects the potential dilution as a result of issuance of shares upon conversion of the companies’ convertible bonds.

III. DISCONTINUED OPERATIONS

In accordance with SFAS No. 144, the companies present the results of discontinued operations (including operations of a subsidiary that either has been disposed of or is classified as held for sale) as a separate line item in the Statements of Consolidated Income under “Loss from Discontinued Operations—Net (After Income Tax Effect).” Amounts presented in the Statements of Consolidated Income and the Statements of Consolidated Cash Flows for the prior periods related to the discontinued operations have been reclassified to conform to the current period presentation.

     Gain (loss) from discontinued operations before income taxes for the six-month periods ended September 30, 2003, 2004 and for the year ended March 31, 2004 were ¥(12,359) million, ¥1,208 million and ¥(11,983) million, respectively, including gain (loss) on disposal of ¥(3,054) million, ¥47 million and ¥(2,007) million, respectively. Income tax loss (benefit) for the six-month periods ended September 30, 2003 and 2004 and for the year ended March 31, 2004 were ¥(7,288) million, ¥496 million and ¥(8,283) million, respectively.

IV. RECLASSIFICATION

Certain reclassifications and format changes have been made to prior period amounts to conform to the current period presentation.

V. NEW ACCOUNTING STANDARDS

The meaning of other-than-temporary impairment and its application to certain investments

In Issue No. 03-1, “The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments,” the FASB EITF reached a consensus in November 2003 on certain quantitative and qualitative disclosures about unrealized losses on debt and marketable equity securities and also reached a consensus in March 2004 on the application of a three-step impairment model for certain investments in securities and disclosures about investments accounted for under the cost method.

     The three-step impairment model of investments was planned to be effective for reporting periods beginning after June 15, 2004, but in September 2004, the FASB EITF issued FASB Staff Position No. EITF03-1-1 which deferred the effective date for Step 2 and Step 3 of the three-step impairment model until the final issuance of FASB Staff Position EITF Issue 03-1-a.

     The effect of adoption of this consensus on the companies’ financial position and results of operations will be immaterial as long as the current market environment remains unchanged.

Investments in limited liability companies (“LLCs”)

The companies have adopted EITF No. 03-16, “Accounting for Investments in Limited Liability Companies.” SFAS No. 149 during the six-month period ended September 30, 2004.

     EITF No. 03-16 requires investments of more than 3 to 5 percent in an LLC that maintain a specific ownership account for each investor be accounted for by the equity method.

     The effect of adoption of this statement on the companies’ financial position and results of operations was immaterial.

Classification of mineral rights

The companies have adopted EITF No. 04-2, “Whether Mineral Rights are Tangible or Intangible Assets” and FASB Staff Position No. FAS 141-1 (“FSP FAS 141-1”) and FAS 142-1 (“FSP FAS 141-1”) which amends SFAS No. 141 and 142 during the six-month period ended September 30, 2004. EITF No. 04-2 ,FSP FAS141-1 and FSP FAS142-1 require mineral rights held by mining entities other than oil and gas producing entities that are within the scope of SFAS No. 19 be accounted for as tangible assets.

     In September 2004, the FASB EITF issued FASB Staff Position No. FAS 142-2 (“FSP FAS 141-2”), “Application of FASB Statement

No.142, Goodwill and Other Intangible Assets, to Oil- and Gas-Producing Entities”. FSP FAS142-2 requires the scope exception required by SFAS 142 to be extended to the balance sheet classification and disclosures for drilling and mineral rights of oil and gas producing properties. FSP FAS 142-2 is effective for the first reporting period beginning after September 2, 2004. The companies have adopted early application of FSP FAS 142-2 during the six-month period ended September 30, 2004.

     Upon adoption of these consensus, mineral rights including oil and gas producing entities that were classified as intangible assets in the Consolidated Balance Sheets as of September 30, 2004 and March 31, 2004 were reclassified as tangible assets.

Inventory Costs

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs — an amendment of ARB No.43. Chapter 4” (“SFAS No. 151”).

     SFAS No.151 requires that abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal”. In addition, SFAS No.151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.

     SFAS No.151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The effect of adoption of this statement on the companies’ financial position and results of operations is not currently known and cannot be reasonably estimated until further analysis is completed.

VI. USE OF ESTIMATES IN THE PREPARATION OF THE CONSOLIDATED FINANCIAL STATEMENTS

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. MARKETABLE SECURITIES AND OTHER INVESTMENTS

Debt and marketable equity securities

At September 30, 2003, 2004 and March 31, 2004, the cost, fair value and gross unrealized holding gains and losses on available-for-sale securities and held-to-maturity debt securities were as follows:

	Millions of Yen
			Unrealized holding gains (losses)
	Cost	Fair value	Gains	Losses	Net
September 30, 2003:
Available-for-sale:
Marketable equity securities	¥150,791	¥236,131	¥91,060	¥(5,720)	¥85,340
Foreign debentures, commercial paper and other debt securities	215,535	215,700	312	(147)	165
Held-to-maturity debt securities, consisting principally of foreign debentures	11,302	11,316	15	(1)	14

September 30, 2004:
Available-for-sale:
Marketable equity securities	¥159,691	¥270,902	¥114,224	¥(3,013)	¥111,211
Foreign debentures, commercial paper and other debt securities	250,428	250,455	40	(13)	27
Held-to-maturity debt securities, consisting principally of foreign debentures	948	948	0	—	0

March 31, 2004:
Available-for-sale:
Marketable equity securities	¥178,609	¥297,018	¥119,438	¥(1,029)	¥118,409
Foreign debentures, commercial paper and other debt securities	206,429	206,551	159	(37)	122
Held-to-maturity debt securities, consisting principally of foreign debentures	2,106	2,106	0	—	0

     The carrying amounts of available-for-sale securities (foreign debentures, commercial paper and other debt securities), with original maturities of three months or less, and included in cash and cash equivalents in the Consolidated Balance Sheets was ¥135,225 million,

¥191,994 million and ¥157,996 million at September 30, 2003, 2004 and March 31, 2004, respectively.

     For the years ended March 31, 2004, losses of ¥1,262 million were recognized on write-downs of available-for-sale securities to reflect the decline in market value considered to be other than temporary. The amounts were immaterial for the six-month periods ended September 30, 2003 and 2004.

     The portion of net trading gains and losses for the six-month periods and the year that relate to trading securities still held at September 30, 2003, 2004 and March 31, 2004 were as follows:

	Millions of Yen
	Six-Month Period Ended	Six-Month Period Ended	Year Ended
	September 30, 2003	September 30, 2004	March 31, 2004
Trading securities	¥(7)	¥92	¥(32)

     The proceeds from sales of available-for-sale securities and the gross realized gains and losses on those sales for the six-month periods ended September 30, 2003, 2004 and the year ended March 31, 2004 are shown below:

	Millions of Yen
	Six-Month Period Ended	Six-Month Period Ended	Year Ended
	September 30, 2003	September 30, 2004	March 31, 2004
Proceeds from sales	¥15,037	¥12,627	¥51,250

Gross realized gains	¥4,128	¥5,297	¥18,741
Gross realized losses	(205)	(50)	(239)

Net realized gains	¥3,923	¥5,247	¥18,502

     On April 1, 2004, in connection with the foundation of T&D Holdings, the Company exchanged shares of Taiyo Life Insurance Company for those of T&D Holdings. In accordance with EITF No. 91-5 “Nonmonetary Exchange of Cost-Method Investments,” a non-cash gain of ¥1,657 million was recorded for the six-month period ended September 30, 2004, and is included in gain on sales of securities—net in the Statements of Consolidated Income.

     Debt securities classified as available-for-sale and held-to-maturity at September 30, 2004 mature as follows:

	Millions of Yen
	Available-for-sale		Held-to-maturity
	Carrying amount	Aggregate fair value	Carrying amount	Aggregate fair value
Contractual maturities:
Within 1 year	¥229,854	¥229,863	¥673	¥673
After 1 year through 5 years	18,966	18,983	265	265
After 5 years through 10 years	1,605	1,606	10	10
After 10 years	3	3	—	—

Total	¥250,428	¥250,455	¥948	¥948

     The actual maturities may differ from the contractual maturities shown above because certain issuers may have the right to redeem debt securities before their maturity.

Investments other than debt and marketable equity securities

Investments other than investments in debt and marketable equity securities consisted primarily of non-marketable equity securities and non-current time deposits and amounted to ¥302,128 million, ¥306,788 million and ¥297,492 million at September 30, 2003, 2004 and March 31, 2004, respectively. The estimation of the corresponding fair values at those dates was not practicable, as the fair value for all the individual non-marketable securities held by the companies was not readily determinable at each balance sheet date.

     Investments in non-marketable equity securities are carried at cost; however, if the fair value of an investment has declined and is judged to be other than temporary, the investment is written down to its estimated fair value. Losses on write downs of these investment securities recognized to reflect the declines in fair value considered to be other than temporary were ¥6,586 million, ¥7,761 million and ¥29,804 million for the six-month periods ended September 30, 2003, 2004 and the year ended March 31, 2004, respectively.

4. INVESTMENTS IN AND ADVANCES TO ASSOCIATED COMPANIES

Investments in associated companies (investees owned 20% to 50%, corporate joint ventures and other investees over which the companies have the ability to exercise significant influence) are accounted for under the equity method. Such investments include, but are not limited to, the companies’ investments in Valepar S.A. (18.24%), Japan Australia LNG (MIMI) Pty. Ltd. (50.00%), Mitsui Oil Exploration Co., Ltd. (44.34%), Nihon Unisys, Ltd. (28.65%) and Sakhalin Energy Investment Company Ltd. (25.00%), United Auto Group, Inc. (15.56%). Associated companies are engaged primarily in the development of natural resources and the manufacture and distribution of various products. The major geographic areas of such entities are Japan, the Americas, Asia and Oceania.

     The investment in Valepar S.A. is accounted for under the equity method because of the Company’s ability to exercise significant influence over operating and financial policies primarily through board representation and power of veto over significant operating and financial decisions through the board of directors. As the sole operating company among the shareholders, which consist primarily of pension funds and financial institutions, the Company is expected to capitalize on its experience and expertise in the iron ore business and substantively participates in the decision-making processes.

     The companies are the second largest shareholder group of United Auto Group, Inc. (“UAG”) and have entered into a stockholders agreement with its largest shareholder group whose ownership is approximately 41%. The investment in UAG is accounted for under the equity method because of the companies’ ability to exercise significant influence over operating and financial policies because the companies second an executive vice president and appoint a Board member to participate in UAG’s management with the largest shareholder group as a “group” within the meaning of Section 13(d) of the Securities Act of 1934, under the voting agreement provision of the stockholders agreement. The companies are expected to utilize its worldwide network to develop the business for UAG outside of the United States and substantively participate in the decision-making processes.

     Investments in and advances to associated companies at September 30, 2003, 2004 and March 31, 2004 consisted of the following:

	Millions of Yen
	September 30, 2003	September 30, 2004	March 31, 2004
Investments in capital stock	¥501,795	¥603,335	¥524,228
Advances	168,243	226,966	202,293

Total	¥670,038	¥830,301	¥726,521

     The carrying value of the investments in associated companies exceeded the companies’ equity in the underlying net assets of such associated companies by ¥109,229 million, ¥102,477 million and ¥84,142 million at September 30, 2003, 2004 and March 31, 2004, respectively. The excess is attributed first to certain fair value adjustments on a net-of-tax basis at the time of the initial and subsequent investments in those companies with the remaining portion considered as equity method goodwill. The fair value adjustments are generally attributed to tangible assets which consist primarily of mineral rights amortized over their respective estimated useful lives, principally 8 to 42 years, using either the straight-line or the unit-of-production method.

     Investments in common stock of publicly traded associated companies include marketable equity securities carried at ¥77,921 million, ¥114,492 million and ¥85,244 million at September 30, 2003, 2004 and March 31, 2004, respectively. Corresponding aggregate quoted market values were ¥86,682 million, ¥143,562 million and ¥106,516 million, respectively.

     Summarized financial information for associated companies at September 30, 2003, 2004 and March 31, 2004 and for the six-month periods ended September 30, 2003, 2004 and the year ended March 31, 2004 was as follows:

	Millions of Yen
	September 30, 2003	September 30, 2004	March 31, 2004
Current assets	¥2,715,875	¥3,422,127	¥2,770,593
Property and equipment—net of accumulated depreciation *	2,481,718	3,519,906	3,036,282
Other assets *	1,051,623	1,214,696	1,087,349

Total assets	¥6,249,216	¥8,156,729	¥6,894,224

Current liabilities	¥2,170,429	¥2,824,122	¥2,362,786
Long-term liabilities	2,374,181	3,002,736	2,546,743
Minority interests	304,700	483,685	376,730
Shareholders’ equity	1,399,906	1,846,186	1,607,965

Total liabilities and shareholders’ equity	¥6,249,216	¥8,156,729	¥6,894,224

The companies’ equity in the net assets of associated companies	¥392,566	¥500,858	¥440,086

*	Mineral rights are classified as “Property and equipment—net of accumulated depreciation” at September 30, 2004, which were formerly included in “Other assets.” The figures at September 30, 2003 and March 31, 2004 have been reclassified to conform to the current period presentation.

	Millions of Yen
	Six-month period	Six-month period
	ended September 30,	ended September 30,	Year ended
	2003	2004	March 31, 2004
Revenues *	¥1,921,095	¥3,046,258	¥4,212,195
Gross profit *	426,089	727,993	986,659
Income before cumulative effect of change in accounting principle	64,021	137,133	195,059
Net income	59,819	137,133	190,857

*	The revenue presentation in the summarized financial information for associated companies has been changed in a manner consistent with the change of the revenue presentation in the Statements of Consolidated Income for the year ended March 31, 2004. The figures of revenues for the six-month period ended September 30, 2003 have been restated to conform to the current period presentation. See Note 2, “BASIS OF FINANCIAL STATEMENTS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.”

     The companies’ revenues and purchases from associated companies included in cost of revenues for the six-month periods ended September 30, 2003, 2004 and the year ended March 31, 2004 were as follows:

	Millions of Yen
	Six-month period	Six-month period
	ended September 30,	ended September 30,	Year ended
	2003	2004	March 31, 2004
Revenues *	¥49,507	¥60,400	¥107,816
Purchases *	71,968	94,928	161,221

*	The presentation of transactions with associated companies has been changed to present revenues from associated companies and purchases from associated companies included in cost of revenues in a manner consistent with the change of the revenue and cost of revenues presented in the Statements of Consolidated Income for the year ended March 31, 2004. The figures of transactions with associated companies for the six-month period ended September 30, 2003 have been restated to conform to the current period presentation.

     Dividends received from associated companies for the six-month periods ended September 30, 2003, 2004 and the year ended March 31, 2004 amounted to ¥6,805 million, ¥20,469 million and ¥18,714 million, respectively.

     Consolidated unappropriated retained earnings at September 30, 2003, 2004 and March 31, 2004 included the companies’ equity in net undistributed earnings of associated companies in the amount of ¥82,258 million, ¥105,334 million and ¥92,385 million, respectively.

5. LEASES

Lessor

The companies lease real estate and equipment, ocean transport vessels, aircraft and rolling stock.

     The assets related to leases classified as operating leases are presented as property leased to others—at cost, less accumulated depreciation in the accompanying Consolidated Balance Sheets.

     The following schedule provides an analysis of the companies’ investment in property on operating leases and property held for lease by classes as of September 30, 2003, 2004 and March 31, 2004:

	Millions of Yen
	September 30, 2003			September 30, 2004			March 31, 2004
		Accumulated			Accumulated			Accumulated
	Cost	depreciation	Net	Cost	depreciation	Net	Cost	depreciation	Net
Real estate and equipment	¥220,585	¥(77,102)	¥143,483	¥196,490	¥(72,053)	¥124,437	¥216,544	¥(75,824)	¥140,720
Ocean transport vessels	32,123	(7,989)	24,134	45,734	(6,222)	39,512	44,222	(4,552)	39,670
Aircraft	67,039	(13,670)	53,369	38,040	(7,931)	30,109	45,588	(9,351)	36,237
Rolling stock	18,995	(1,262)	17,733	17,553	(1,415)	16,138	15,113	(1,429)	13,684

Total	¥338,742	¥(100,023)	¥238,719	¥297,817	¥(87,621)	¥210,196	¥321,467	¥(91,156)	¥230,311

     The following is a schedule by years of minimum future rentals to be received on noncancelable operating leases as of September 30, 2004:

Millions of Yen
Year ending September 30:
2005	¥12,912
2006	10,360
2007	8,548
2008	7,138
2009	5,625
There after	24,775

Total	¥69,358

Lessee

The companies lease real estate and equipment, ocean transport vessels and aircraft. Most of them are classified as operating leases. Most of the ocean transport vessels and aircraft under operating leases are subleased to third parties. The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of September 30, 2004. Minimum payments have not been reduced by minimum sublease rentals of ¥54,689 million due in the future under noncancelable subleases:

Millions of Yen
Year ending September 30:
2005	¥20,884
2006	16,698
2007	11,900
2008	9,278
2009	7,333
Thereafter	32,577

Total	¥98,670

     Rental expenses incurred for operating leases for six-month period ended September 30, 2003, 2004 and the year ended March 31, 2004 were ¥18,130 million, ¥20,045 million and ¥35,770 million, respectively. Sublease rental income for six-month period ended September 30, 2003, 2004 and the year ended March 31, 2004 were ¥8,344 million, ¥8,641 million and ¥16,562 million, respectively.

6. PLEDGED ASSETS AND FINANCIAL ASSETS ACCEPTED AS COLLATERAL

Pledged assets

At September 30, 2003, 2004 and March 31, 2004, the following assets (exclusive of assets covered by trust receipts discussed below) were pledged as collateral for certain liabilities of the companies:

	Millions of Yen
	September 30,	September 30,	March 31,
	2003	2004	2004
Trade receivables (current and non-current)	¥54,108	¥74,719	¥47,354
Inventories	16,275	22,347	17,073
Investments	21,265	24,910	24,665
Property leased to others (net book value)	13,942	36,093	23,691
Property and equipment (net book value)	50,742	37,468	46,857
Other	6,478	13,976	969

Total	¥162,810	¥209,513	¥160,609

     The distribution of such collateral among short-term debt, long-term debt and guarantees of contracts, etc. was as follows:

	Millions of Yen
	September 30,	September 30,	March 31,
	2003	2004	2004
Short-term debt	¥32,064	¥33,168	¥22,866
Long-term debt	97,637	140,925	113,384
Guarantees of contracts, etc.	33,109	35,420	24,359

Total	¥162,810	¥209,513	¥160,609

     Trust receipts issued under customary import financing arrangements (short-term bank loans and bank acceptances) give banks a security interest in the merchandise imported and/or the accounts receivable resulting from the sale of such merchandise. Because of the companies’ large volume of import transactions, it is not practicable to determine the total amount of assets covered by outstanding trust receipts.

Financial assets accepted as collateral

At September 30, 2003, 2004 and March 31, 2004, the fair values of financial assets that the companies accepted as security for trade receivables and that they are permitted to sell or repledge consisted of the following:

	Millions of Yen
	September 30,	September 30,	March31,
	2003	2004	2004
Bank deposits	¥1,967	¥1,992	¥1,971
Promissory notes	9,589	9,495	10,796
Trade receivables—accounts	—	191	54
Stocks and bonds	11,163	7,377	12,695

     Promissory notes of ¥4,290 million, ¥2,826 and ¥3,554 million which have been provided as collateral were repledged at September 30, 2003, 2004 and March 31, 2004, respectively.

     At September 30, 2004, under security repurchase agreements, the companies accepted public and corporate bonds of ¥9,967 million from the counterparties. These financial assets were not sold or repledged as of September 30, 2004. There were no financial assets accepted as collateral under security repurchase agreements at September 30, 2003 and March 31, 2004.

7. NET INCOME PER SHARE

The following is a reconciliation of basic net income per share to diluted net income per share for the six-month periods ended
September 30, 2004 and 2003 and for the year ended March 31, 2004:

	Six Month Period Ended			Six Month Period Ended			Year Ended
	September 30, 2003			September 30, 2004			March 31, 2004
	Net income	Shares	Per share	Net income	Shares	Per share	Net income	Shares	Per share
	(numerator)	(denominator)	amount	(numerator)	(denominator)	amount	(numerator)	(denominator)	amount
	Millions of	In		Millions of	In		Millions of	In
	Yen	Thousands	Yen	Yen	Thousands	Yen	Yen	Thousands	Yen
Basic Net Income per Share:
Income from continuing Operations	¥33,178	1,581,283	¥20.98	¥61,389	1,582,499	¥38.79	¥74,372	1,581,195	¥47.04
Loss from discontinued operations —net (after income tax effect)	(5,071)	1,581,283	(3.20)	712	1,582,499	0.45	(3,700)	1,581,195	(2.35)
Cumulative effect of change in accounting principle (after income tax effect)	(2,285)	1,581,283	(1.45)	—	—	—	(2,285)	1,581,195	(1.44)
Net income available to common shareholders	25,822	1,581,283	16.33	62,101	1,582,499	39.24	68,387	1,581,195	43.25

Effect of Dilutive Securities:
1.05% Convertible Bonds due 2009	291	105,319		296	105,316		581	105,319

Diluted Net Income per Share:
Income from continuing Operations	33,469	1,686,602	19.84	61,685	1,687,815	36.55	74,953	1,686,514	44.44
Loss from discontinued operations —net (after income tax effect)	(5,071)	1,686,602	(3.00)	712	1,687,815	0.42	(3,700)	1,686,514	(2.19)
Cumulative effect of change in accounting principle (after income tax effect)	(2,285)	1,686,602	(1.36)	—	—	—	(2,285)	1,686,514	(1.36)
Net income available to common shareholders after effect of dilutive securities	¥26,113	1,686,602	¥15.48	¥62,397	1,687,815	¥36.97	¥68,968	1,686,514	¥40.89

8. SEGMENT INFORMATION

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” requires disclosure of financial and descriptive information about operating segments, which are components of an enterprise whose operating results are regularly reviewed by the enterprise’s chief operating decision maker in deciding about resources to be allocated to the segment and assessing its performance.

     The business units of the companies’ Head Office, which are organized based on “products and services,” plan overall and worldwide strategies for their products and services and conduct their worldwide operations. The business units also collaborate with branches and trading subsidiaries that are located in overseas countries in planning and executing their strategies for products and regions. The branches and trading subsidiaries that are located in overseas countries are separate operating units, which are delegated the business of their regions as the centers of each particular regional strategy and operate diversified business together with their subsidiaries and associated companies in collaboration with the business units. Therefore, the companies’ operating segments consist of product-focused operating segments comprised of the business units of the Head Office and region-focused operating segments comprised of branches, offices and overseas trading subsidiaries.

     The companies’ operating segments have been aggregated based on the nature of the products and other criteria into six product-focused reportable operating segments and three region-focused reportable operating segments, totaling nine reportable operating segments.

     Effective April 1, 2004, with the aim of strengthening domestic businesses and improving efficiency of operational resources, the domestic branches and offices, which had been separate operating units until the year ended March 31, 2004, were integrated into related business units based on the categories of their products and services. Accordingly, “Domestic Branches and Offices” was abolished and the components of the reportable segment were transferred to each product-focused operating segment in the Head Office. Further, effective April 1, 2004, with the aim of allocating operating resources based on total optimization and increasing the speed and efficiency of global strategies, the business units in the Head Office were reorganized. In this reorganization, the logistics businesses and the financial businesses, which had previously been included in “Metal Products & Minerals” and “All other,” were aggregated as a new reportable segment “Logistics & Financial Markets,” in order to provide high-quality, specialized logistics and financial capabilities to customers across all product areas. In addition, with the aim of responding the rapid expansion in Japan of service industries such as knowledge-based businesses, health care and services to the elderly and developing new business models based on identifying consumer needs, Consumer Services Business Unit was established in “Consumer Products & Services.” And the media-related businesses oriented to consumers were transferred to “Consumer Products & Services” from “Machinery, Electronics & Information.” In accordance with these changes, the figures for the six-month period ended September 30, 2003 and for the year ended March 31, 2004 have been restated to conform to the current period presentation.

     A description of reportable operating segments of the Company follows.

     Metal Products & Minerals develops raw material resources of iron or non-ferrous metals in foreign countries, and manufactures, sells and trades products in Japan and abroad.

     Machinery, Electronics & Information manufactures, sells and trades machinery products and electronics and information related products and services, and executes projects such as the construction of plants and infrastructure, in Japan and abroad.

     Chemical manufactures, sells and trades chemical products in Japan and abroad.

     Energy develops energy resources overseas, manufactures, sells and trades oil and gas products in Japan and abroad.

     Consumer Products & Services manufactures, constructs, sells and trades consumer-related products, such as foods, textiles, general merchandise and houses in Japan and abroad.

     Logistics & Financial Markets, engages in logistics services, insurance and financial business in Japan and abroad.

     Americas, Europe and Other Overseas Areas trade in various commodities and conduct related business led by overseas trading subsidiaries or branches located in each region.

     The companies’ operating segment information and product information for the six-month periods ended September 30, 2004, 2003 and for the year ended March 31, 2004 presented in conformity with SFAS No. 131 are as follows:

OPERATING SEGMENT INFORMATION

	Millions of Yen
		Machinery,			Consumer	Logistics &
Six-month period ended	Metal Products	Electronics &			Products &	Financial
September 30, 2003 (As restated):	& Minerals	Information	Chemical	Energy	Services	Markets
Total trading transactions:
External customers	¥1,054,524	¥1,274,942	¥734,116	¥675,051	¥1,267,959	¥41,928
Intersegment	133,501	78,863	192,119	54,172	59,509	16,099

Total	¥1,188,025	¥1,353,805	¥926,235	¥729,223	¥1,327,468	¥58,027

Gross profit	¥36,725	¥62,014	¥43,235	¥25,266	¥64,128	¥15,584

Operating income (loss)	¥13,280	¥11,675	¥14,933	¥9,030	¥10,445	¥4,183

Net income (loss)	¥10,886	¥10,954	¥6,294	¥10,412	¥6,086	¥1,622

Total assets at September 30, 2003	¥943,239	¥1,206,563	¥588,226	¥536,641	¥1,073,408	¥290,022

	Millions of Yen
Six-month period ended			Other Overseas			Adjustments and	Consolidated
September 30, 2003 (As restated):	Americas	Europe	Areas	Total	All Other	Eliminations	Total
Total trading transactions:
External customers	¥422,614	¥170,808	¥301,027	¥5,942,969	¥11,594	¥(8,462)	¥5,946,101
Intersegment	229,268	155,341	384,978	1,303,850	4,858	(1,308,708)	—

Total	¥651,882	¥326,149	¥686,005	¥7,246,819	¥16,452	¥(1,317,170)	¥5,946,101

Gross profit	¥20,905	¥9,121	¥11,594	¥288,572	¥4,759	¥(871)	¥292,460

Operating income (loss)	¥4,465	¥979	¥3,232	¥72,222	¥(1,547)	¥(19,607)	¥51,068

Net income (loss)	¥(112)	¥444	¥5,309	¥51,895	¥(1,499)	¥(24,574)	¥25,822

Total assets at September 30, 2003	¥388,981	¥213,527	¥208,133	¥5,448,740	¥2,080,722	¥(1,058,469)	¥6,470,993

	Millions of Yen
		Machinery,			Consumer	Logistics &
Six-month period ended	Metal Products	Electronics &			Products &	Financial
September 30, 2004:	& Minerals	Information	Chemical	Energy	Services	Markets
Total trading transactions:
External customers	¥1,268,372	¥1,320,317	¥904,448	¥660,348	¥1,332,067	¥42,774
Intersegment	117,362	73,514	205,854	52,826	55,373	2,100

Total	¥1,385,734	¥1,393,831	¥1,110,302	¥713,174	¥1,387,440	¥44,874

Gross profit	¥57,088	¥62,533	¥39,214	¥41,831	¥77,726	¥22,189

Operating income (loss)	¥31,280	¥11,864	¥8,392	¥23,370	¥17,711	¥9,460

Net income	¥22,014	¥16,847	¥6,375	¥23,739	¥9,736	¥6,630

Total assets at September 30, 2004	¥1,135,092	¥1,206,202	¥680,823	¥727,389	¥1,079,327	¥372,071

	Millions of Yen
Six-month period ended			Other Overseas			Adjustments and	Consolidated
September 30, 2004:	Americas	Europe	Areas	Total	All Other	Eliminations	Total
Total trading transactions:
External customers	¥594,936	¥196,637	¥390,024	¥6,709,923	¥11,891	¥1,103	¥6,722,917
Intersegment	241,668	205,521	478,013	1,432,231	5,326	(1,437,557)	—

Total	¥836,604	¥402,158	¥868,037	¥8,142,154	¥17,217	¥(1,436,454)	¥6,722,917

Gross profit	¥23,325	¥10,389	¥12,596	¥346,891	¥5,776	¥(159)	¥352,508

Operating income (loss)	¥6,605	¥1,628	¥4,094	¥114,404	¥(425)	¥(15,959)	¥98,020

Net income	¥6,997	¥2,545	¥6,992	¥101,875	¥167	¥(39,941)	¥62,101

Total assets at September 30, 2004	¥433,561	¥306,216	¥255,263	¥6,195,944	¥2,200,156	¥(1,371,380)	¥7,024,720

	Millions of Yen
		Machinery,			Consumer	Logistics &
Year ended March 31, 2004	Metal Products	Electronics &			Products &	Financial
(As restated):	& Minerals	Information	Chemical	Energy	Services	Markets
Total trading transactions:
External customers	¥2,206,439	¥2,634,902	¥1,548,680	¥1,401,288	¥2,577,867	¥81,486
Intersegment	260,323	133,884	415,753	100,189	135,319	25,989

Total	¥2,466,762	¥2,768,786	¥1,964,433	¥1,501,477	¥2,713,186	¥107,475

Gross profit	¥77,027	¥124,525	¥91,094	¥54,616	¥135,865	¥32,293

Operating income (loss)	¥28,715	¥25,189	¥31,352	¥21,708	¥23,321	¥10,370

Net income	¥24,208	¥5,860	¥11,389	¥24,449	¥18,909	¥4,786

Total assets at March 31, 2004	¥994,364	¥1,223,610	¥624,799	¥610,374	¥1,079,914	¥358,263

	Millions of Yen
Year ended March 31, 2004			Other Overseas			Adjustments and	Consolidated
(As restated):	Americas	Europe	Areas	Total	All Other	Eliminations	Total
Total trading transactions:
External customers	¥842,324	¥342,286	¥624,435	¥12,259,707	¥26,954	¥(9,488)	¥12,277,173
Intersegment	448,399	335,262	826,195	2,681,313	8,700	(2,690,013)	—

Total	¥1,290,723	¥677,548	¥1,450,630	¥14,941,020	¥35,654	¥(2,699,501)	¥12,277,173

Gross profit	¥39,871	¥19,965	¥24,060	¥599,316	¥10,461	¥(885)	¥608,892

Operating income (loss)	¥7,691	¥3,030	¥6,562	¥157,938	¥(1,902)	¥(34,240)	¥121,796

Net income	¥161	¥693	¥10,425	¥100,880	¥1,923	¥(34,416)	¥68,387

Total assets at March 31, 2004	¥399,599	¥247,574	¥215,185	¥5,753,682	¥2,152,005	¥(1,189,659)	¥6,716,028

\

Notes:	(1)	In accordance with SFAS No.144, the figures of “Consolidated Total” for the six-month period ended September 30, 2003 and for the year ended March 31, 2004 have been reclassified to conform to the current period presentation. The reclassifications to “Income (loss) from Discontinued Operations—Net (After Income Tax Effect)” are included in “Adjustments and Eliminations.”

	(2)	“All Other” includes business activities which primarily provide services, such as development and marketing of systems, financing service, and office services, to external customers and /or to the companies and associated companies. Total assets of “All Other” at September 30, 2003, 2004 and at March 31, 2004 consist primarily of cash and cash equivalents and time deposits related to financing activities, and assets of certain subsidiaries related to the above services.

(3)	Net loss of “Adjustments and Eliminations” includes income and expense items that are not allocated to specific reportable operating segments, such as certain expenses of the corporate departments, and eliminations of inter-segments transactions.
Net loss of “Adjustments and Eliminations” for the six-month period ended September 30, 2003 includes (a) a charge of ¥11,868 million for pension related items and (b) ¥6,355 million in general and administrative expenses of the corporate departments excluding pension costs (all amounts are after income tax effects).
Net loss of “Adjustments and Eliminations” for the six-month period ended September 30, 2004 includes (a) a charge of ¥19,118 million for the valuation allowance for deferred tax assets, which resulted mainly from the abandonment of the sales plan of certain investments and (b) ¥8,487 million in general and administrative expenses of the corporate departments (all amounts are after income tax effects).

Net loss of “Adjustments and Eliminations” for the year ended March 31, 2004 includes (a) ¥14,001 million in general and administrative expenses of the corporate departments excluding pension costs and (b) a charge of ¥13,247 million for pension related items and (c) ¥4,743 million in impairment losses of long-lived assets (all amounts are after income tax effects.)

	(4)	Transfers between operating segments are made at cost plus a markup.

	(5)	Operating Income (loss) reflects the companies’ (a) Gross Profit, (b) Selling, general and administrative expenses, (c) Provision for doubtful receivables and (d) Government grant for transfer of substitutional portion of EPF, as presented in the Statements of Consolidated Income.

PRODUCT INFORMATION

	Millions of Yen
Six-month period ended September 30, 2003		Non-Ferrous		Electronics &
(As restated):	Iron and Steel	Metals	Machinery	Information	Chemicals	Energy
Revenues	¥150,248	¥83,438	¥158,622	¥54,737	¥250,287	¥446,486
Six-month period ended September 30, 2004:
Revenues	¥207,846	¥94,237	¥134,191	¥66,038	¥358,769	¥487,390
Year ended March 31, 2004:
Revenues	¥312,853	¥157,248	¥298,087	¥119,843	¥520,115	¥954,556

	Millions of Yen
Six-month period ended September 30, 2003			General	Property and	Consolidated
(As restated):	Foods	Textiles	Merchandise	Service Business	Total
Revenues	¥186,402	¥16,639	¥44,518	¥48,789	¥1,440,166
Six-month period ended September 30, 2004:
Revenues	¥241,376	¥23,742	¥45,395	¥71,597	¥1,730,581
Year ended March 31, 2004:
Revenues	¥389,496	¥32,793	¥84,812	¥106,195	¥2,975,998

Notes:	(1)	In accordance with the change of revenue presentation in the Statements of Consolidated Income for the year ended March 31, 2004, the figures for the six-month period ended September 30, 2003 have been restated to conform to the current period presentation.

	(2)	In accordance with SFAS No.144, revenues from discontinued operations are eliminated from each product amount and “Consolidated Total.” The figures for the six-month period ended September 30, 2003 and for the year ended March 31, 2004 have been reclassified to conform to the current period presentation.

     There are no individual material customers with respect to revenues for the six-month periods ended September 30, 2004, 2003 and for the year ended March 31, 2004.

9. ISSUANCE OF STOCK BY SUBSIDIARIES AND ASSOCIATED COMPANIES

Mitsui & Associates Telepark Corporation (“Telepark”), a consolidated subsidiary which is principally engaged in sales of mobile devices and fixed telecommunication lines, issued 8,000 shares of common stock at ¥319,600 per share to third parties in a public offering on

April 7, 2004 receiving total consideration of ¥ 2,557 million. As a result of Telepark’s public offering, the companies’ ownership interest in Telepark decreased from 98.19% to 88.60%. The companies recognized a gain of ¥ 1,677 million on this issuance as a separate line item in the Statements of Consolidated Income under “Gain on issuance of stock by a subsidiary” and provided deferred income taxes of ¥688 million on such gain. At the same time, the companies sold 19,000 shares of Telepark’s common stock to third parties at the same price through the market, and recorded a gain of ¥4,057 million on this sale. As a result, the companies’ ownership interest in Telepark further decreased from 88.60% to 65.41%. Telepark changed its corporate name to Telepark Corp. on October 1, 2004.

10. COMMITMENTS AND CONTINGENT LIABILITIES

I. LONG-TERM PURCHASE CONTRACTS AND FINANCING COMMITMENTS

The companies customarily enter into long-term purchase contracts for certain items, principally oil products, ocean transport vessels, chemical materials, metals, and machinery and equipment, either at fixed prices or at basic purchase prices adjustable to market. In general, customers of the companies are also parties to the contracts or by separate agreements are committed to purchase the items from the companies; such customers are generally large Japanese industrial companies and shipping firms. Long-term purchase contracts at fixed or basic purchase prices at September 30, 2003, 2004 and March 31, 2004 amounted to ¥1,225,670 million, ¥2,099,792 million, and ¥1,574,725 million, respectively. Scheduled deliveries are at various dates through 2021.

     The companies had financing commitments totaling ¥4,063 million at September 30, 2004, principally for financing, on a deferred-payment basis, the cost of ocean transport vessels and equipment to be purchased by their customers through October 2006. No amounts were recognized as financing commitments at September 30, 2003 and March 31, 2004.

II. GUARANTEES

The table below summarizes the companies’ guarantees as defined in FIN No. 45 at September 30, 2003, 2004 and March 31, 2004, respectively. The maximum potential amount of future payments represents the amounts without consideration of possible recoveries under recourse provision or from collateral held or pledged that the companies could be obliged to pay if there were defaults by guaranteed parties or there were changes in an underlying which would cause triggering events under market value guarantees and indemnification contracts. Such amounts bear no relationship to the anticipated losses on these guarantees and indemnifications, and they greatly exceed anticipated losses.

	Millions of Yen
				Recourse	Maximum potential	Carrying
	Expire within	Expire after	Total amount	provisions/	amount of	amount of	Expiration
	1 year	1 year	outstanding	collateral	future payments	liabilities	year
September 30, 2003:
Type of guarantees:
Financial guarantees
Guarantees for third parties	¥25,208	¥103,447	¥128,655	¥32,782	¥146,808	¥640	2021
Guarantees for associated companies	18,903	57,692	76,595	11,756	87,588	6,010	2018
Guarantees to financial institutions for employees’ housing loans	—	20,157	20,157	—	41,388	—	2028

Total	¥44,111	¥181,296	¥225,407	¥44,538	¥275,784	¥6,650

Performance guarantees	¥6,592	¥16,510	¥23,102	—	¥23,102	—	2005

Market value guarantees
Obligation to repurchase bills of exchange	¥53,601	¥95	¥53,696	¥47,406	¥53,696	—	2005
Minimum purchase price guarantees	—	3,337	3,337	—	3,337	—	2013
Residual value guarantees of leased assets	—	18,129	18,129	—	18,129	—	2013

Total	¥53,601	¥21,561	¥75,162	¥47,406	¥75,162	—

Derivative instruments	¥281,938	¥4,790	¥286,728	—	¥286,728	¥12,253

	Millions of Yen
				Recourse	Maximum potential	Carrying
	Expire within	Expire after	Total amount	provisions/	amount of	amount of	Expiration
	1 year	1 year	outstanding	collateral	future payments	liabilities	year
September 30, 2004:
Type of guarantees:
Financial guarantees
Guarantees for third parties	¥8,549	¥83,815	¥92,364	¥22,586	¥100,768	¥1,324	2021
Guarantees for associated companies	22,315	34,411	56,726	8,793	69,247	1,430	2022
Guarantees to financial institutions for employees’ housing loans	—	16,683	16,683	—	41,388	—	2029

Total	¥30,864	¥134,909	¥165,773	¥31,379	¥211,403	¥2,754

Performance guarantees	¥16,820	¥20,479	¥37,299	¥5,866	¥37,299	¥371	2013

Market value guarantees
Obligation to repurchase bills of exchange	¥61,219	¥1,062	¥62,281	¥52,400	¥62,281	—	2007
Minimum purchase price guarantees	—	3,332	3,332	—	3,332	—	2013
Residual value guarantees of leased assets	—	17,286	17,286	—	17,286	—	2008

Total	¥61,219	¥21,680	¥82,899	¥52,400	¥82,899	—

Derivative instruments	¥302,281	¥311,424	¥613,705	—	¥613,705	¥45,373

March 31, 2004:
Type of guarantees:
Financial guarantees
Guarantees for third parties	¥26,745	¥93,071	¥119,816	¥31,178	¥143,654	¥884	2021
Guarantees for associated companies	17,947	44,343	62,290	9,975	72,586	5,275	2022
Guarantees to financial institutions for employees’ housing loans	—	18,524	18,524	—	41,388	—	2029

Total	¥44,692	¥155,938	¥200,630	¥41,153	¥257,628	¥6,159

Performance guarantees	¥10,688	¥26,094	¥36,782	¥5,766	¥36,787	¥408	2013

Market value guarantees
Obligation to repurchase bills of exchange	¥41,655	¥296	¥41,951	¥36,361	¥41,951	—	2006
Minimum purchase price guarantees	—	3,171	3,171	—	3,171	—	2013
Residual value guarantees of leased assets	—	16,516	16,516	—	16,516	—	2008

Total	¥41,655	¥19,983	¥61,638	¥36,361	¥61,638	—

Derivative instruments	¥271,761	¥37,353	¥309,114	—	¥309,114	¥18,210

(1) Financial guarantees

The companies provide various types of guarantees to the benefit of third parties and related parties principally to enhance their credit standings, and would be required to execute payments if a guaranteed party failed to fulfill its obligation with respect to a borrowing or trade payable.

     Categories of financial guarantees are as follows:

Guarantees for third parties

The companies guarantee, severally or jointly with others, indebtedness of certain customers and suppliers in the furtherance of their trading activities.

Guarantees for associated companies

The companies, severally or jointly with others, issue guarantees for associated companies for the purpose of furtherance of their trading activities and credit enhancement of associated companies.

Guarantees to financial institutions for employees’ housing loans

As a part of the benefits program for its employees, the Company issues guarantees to financial institutions for employees’ housing loans. The maximum duration of the guarantees is 25 years. The Company obtains a mortgage on the employees’ assets, if necessary.

     At September 30, 2003, 2004 and March 31, 2004, the following table sets forth the major parties who have received the companies’ financial guarantees. The amounts shown below were calculated by offsetting the recourse provisions and collateral against outstanding balance of the guarantee provided to each guaranteed party.

Millions of Yen
September 30, 2003:
Guaranteed party:
POWEREDCOM	¥20,716
Usinas Siderurgicas de Minas Gerais	9,866
Hutchison 3G UK	9,852
Qatar LNG Investment	7,728
Project Finance BLRE	6,028
Telefonos De Mexico	5,623
Siam Cement	4,741
Sakhalin Energy Investment	4,549
Vinyl Chloride (Malaysia)	4,450
Sanha Fpso	4,160
Others	103,156

Total	¥180,869

September 30, 2004:
Guaranteed party:
POWEREDCOM	¥14,872
Nippon Asahan Aluminium	10,949
Usinas Siderurgicas de Minas Gerais	8,856
Telefonos De Mexico	5,613
Project Finance BLRE	5,273
Qatar LNG Investment	5,014
Siam Cement	3,944
Bontang Train G Project Finance	3,171
Sakhalin Energy Investment	3,092
Teleconsorcio	2,998
Others	70,612

Total	¥134,394

March 31, 2004:
Guaranteed party:
POWEREDCOM	¥19,640
Hutchison 3G UK	10,302
Usinas Siderurgicas de Minas Gerais	9,195
Sanha Fpso	6,256
Qatar LNG Investment	6,062
Project Finance BLRE	5,372
Telefonos De Mexico	5,342
Siam Cement	4,129
Nippon Asahan Aluminium	3,862
Vinyl Chloride (Malaysia)	3,805
Others	85,512

Total	¥159,477

(2) Performance guarantees

Main items of performance guarantees are contractual guarantees of Toyo Engineering Corporation regarding plant construction contracts executed under the name of the guaranteed party in the Middle East and other regions. The Company has pledged bank guarantees and performance bonds to the project owners, and in case that Toyo Engineering Corporation failed to fulfill the contractual obligation, the project owners would execute bank guarantees and performance bonds to claim compensation for damages.

(3) Market value guarantees

Obligation to repurchase bills of exchange

In connection with export transactions, the Company issues bills of exchange, some of which are discounted by its negotiating banks. If a customer failed to fulfill its obligation with respect to the bills, the Company would be obligated to repurchase the bills based on the banking transaction agreement. The maximum potential amount of future payments is represented by the aggregate par value of the bills discounted by the banks, and the recourse provisions and collateral are represented by the amount backed by letters of credit from the issuing banks of the customers.

Minimum purchase price guarantees

The companies provide marketing services of aircraft for domestic and overseas airline companies, and as a part of such businesses, the companies issue market value guarantees of the aircraft for certain customers.

Residual value guarantees of leased assets

As lessees in operating lease contracts, certain subsidiaries have issued residual value guarantees of the leased aircraft and ocean transport vessels, and on the date of expiration of operating lease contracts, such subsidiaries will either purchase the leased assets at a fixed price or be responsible for making up any shortfall between an actual sales price and the guaranteed price.

(4) Derivative instruments

Certain derivative contracts, including written put options and credit default swaps, meet the accounting definition of guarantees under FIN No. 45. While the companies do not specifically identify whether the counterparties of such derivative contracts have underlying assets and liabilities, the companies disclose all the derivative contracts that could meet the definition under FIN No. 45.

     The companies have written put options as a part of their various derivative transactions related to energy, non-ferrous metals and grain. The aggregation of notional amounts computed based on the strike prices and quantities of written options are disclosed as the total amount outstanding and the maximum potential amount of future payments. The carrying amount of liabilities is represented by the fair value of such written options recorded in the consolidated financial statements.

     The companies manage the market and credit risks on these derivative instruments by monitoring fair values against loss limits and credit lines, and generally the maximum potential amount of future payments as stated above greatly overstates the companies’ exposure to market and credit risks.

(5) Indemnification contracts

Indemnification issued through corporate reorganization

The companies divested certain of their businesses through a sale to a third-party purchaser and a spin-off to an associated company. In connection with these transactions, the companies have provided certain indemnities and the terms and conditions of indemnifications differ by contracts. The maximum potential amount of future payments could not be quantified because the limits of those indemnifications are often indefinite. At September 30, 2003, 2004 and March 31, 2004, the companies recognized liabilities of ¥604 million, ¥710 million and ¥882 million, respectively, for estimated losses for their indemnifications where the companies’ obligations are probable and estimable.

Joint obligation under membership agreement in commodity exchanges

The companies are members of major commodity exchanges in Japan and overseas. In connection with these memberships, the companies provide guarantees to the exchanges. Under the membership agreements, if a member becomes unable to satisfy its obligations to the exchange, the other members would be required to meet such shortfalls apportioned among the non-defaulting members in the prescribed manner. The companies’ maximum potential amount of future payments related to these joint obligations is not quantifiable and the probability of being required to make any payments under these obligations is remote.

(6) Product warranties

Certain subsidiaries provide product warranties, in relation to their sales of assets, including machinery and equipment and residential houses, for the performance of such products during specified warranty periods, and they are responsible for mending or payments of compensation against the claims by the customers regarding defects in performance or function. Estimated warranty costs are accrued at the time the products are sold based on the historical claim experiences.

     A tabular reconciliation of changes in such liabilities for the product warranties for the six-month period ended September 30, 2003, 2004 and the year ended March 31, 2004 is as follows:

	Millions of Yen
	Six-Month Period	Six-Month Period	Year
	ended September 30,	ended September 30,	ended March 31,
	2003	2004	2004
Balance at beginning of period (year)	¥2,130	¥1,754	¥2,130
Payments made in cash or in kind	(264)	(157)	(486)
Accrual for warranties issued during the period (year)	215	929	828
Changes in accrual related to pre-existing warranties	(205)	(439)	(718)

Balance at end of period (year)	¥1,876	¥2,087	¥1,754

III. LITIGATION

The Company’s wholly owned U.S. subsidiary, Bioproducts Inc., which is producing choline chloride, an ingredient of animal feed and pet foods, was named as a defendant in the lawsuits in the United States, together with other third-party choline chloride manufacturers. In these cases, manufacturers of choline chloride allegedly violated U.S. antitrust laws.

     Although the Company and its wholly owned U.S. subsidiary, Mitsui & Co. (U.S.A.), Inc. are neither a manufacturer nor a seller of choline chloride in the U.S. market, they were also named as defendants together with other manufacturers in a class action lawsuits based on the plaintiffs’ allegation that the Company and Mitsui & Co. (U.S.A.), Inc. were involved in the violation of the antitrust laws. During the course of legal proceedings, the Company and Mitsui & Co. (U.S.A.), Inc. have consistently denied any wrongdoing. However, in the trial before Federal District Court of the District of Columbia in June 2003, the jury rendered a verdict stating that the defendants participated in the violation of the antitrust laws and that the damages suffered by the plaintiffs are U.S.$49.5 million. The Company and Mitsui & Co. (U.S.A.), Inc. considered undertaking the legal proceedings necessary to overrule the verdict, but given the circumstances, it was determined that a settlement with the class action plaintiffs would be in the best interest of the Company and all of its stakeholders. As a result, the Company, Mitsui & Co. (U.S.A.), Inc. and Bioproducts Inc. entered into an agreement for settlement with the class plaintiffs in October 2003. Under this settlement, the Company, Mitsui & Co. (U.S.A.), Inc. and Bioproducts Inc. will be released from the class action proceedings and pay the class action plaintiffs U.S.$53.0 million as a settlement amount. The settlement is subject to and in the process of obtaining court approval. This amount is recorded as other expense—net in the Statement of Consolidated Income for the six-month period ended September 30, 2003 and for the year ended March 31, 2004.

     The Company, Mitsui & Co. (U.S.A.), Inc. and Bioproducts Inc. were also named as defendants in other lawsuits made by the plaintiffs who opted out of that class action, but entered into an agreement for settlement with most of the plaintiffs in February 2004. Under this settlement, the Company, Mitsui & Co. (U.S.A.), Inc. and Bioproducts Inc. were released from the legal proceedings paying the opt-out plaintiffs U.S.$73.5 million as a settlement amount. This amount was paid in February 2004 and is recorded as other expense—net in the Statements of Consolidated Income for the year ended March 31, 2004. For other related lawsuits that are still pending, although there can be no assurance of the ultimate results, management believes that there is less than a reasonable possibility that losses in addition to amounts that have been reserved for possible litigation losses will occur, and that the amount of any such additional losses, would not have a material impact on the consolidated financial position, results of operations or cash flows of the Company.

     Various other claims and legal actions are pending against the companies in respect of contractual obligations and other matters arising out of the conduct of the companies’ business. Appropriate provision has been recorded for the estimated loss on claims and legal actions including those mentioned above. In the opinion of management, any additional liability will not materially affect the consolidated financial position, results of operations, or cash flows of the Company.

11. VARIABLE INTEREST ENTITIES

The Companies are involved with VIEs which mainly engage in leasing and financing activities within the Machinery, Electronics & Information and Energy segments.

     The VIEs that have been consolidated by the companies in accordance with FIN No. 46R are described as follows (excluding VIEs of which the companies also hold a majority voting interest):

     As lessees in operating lease contracts concluded with lessors that have been established for those lease contracts in Europe and Latin America, certain subsidiaries have issued residual value guarantees of the leased vessels. On the date of expiration of operating lease contracts, such subsidiaries will either purchase the leased assets at a fixed price or be responsible for making up any shortfall between an actual sales price and the guaranteed value. The lessors of the leased vessels are VIEs and the companies have consolidated the lessors as the primary beneficiary. Total assets of the lessors as of September 30, 2004 and March 31, 2004 were ¥19,754 million and ¥19,878 million, respectively.

     A portion of the leased assets, which are consolidated, is collateral for the VIE’s obligations. The carrying amount of those assets as of September 30,2004 and March 31,2004 were ¥7,263 million and ¥7,542 million, respectively and was classified as property leased to others—at cost, less accumulated depreciation in the Consolidated Balance Sheets.

     The creditors or beneficial interest holders of the consolidated VIEs do not have recourse to the general credit of the companies, except for the aforementioned residual value guarantees.

     In addition, the VIEs that are not consolidated because the companies are not the primary beneficiary, but in which the companies have significant variable interests, are described as follows:

     The companies are involved with and have significant variable interests in a number of VIEs that have been established to finance crude oil and LNG producing plants and equipment by providing guarantees or subordinated loans to the VIEs. Those VIEs provide financing for customers located principally in Latin America and Middle East in the form of leases and loans. Total assets of the VIEs as of September 30, 2004 and March 31, 2004 were ¥893,004 million and ¥839,521 million, respectively and the maximum exposure to loss as a result of the companies’ involvement with the VIEs were ¥51,945 million and ¥47,434 million, respectively.

     The amount of maximum exposure to loss represents a loss that the companies could incur from the variability in value of the leased assets, from financial difficulties of the customers or from other causes without consideration of possible recoveries through insurance and the like. In addition, the amount bears no relation to the loss anticipated to be incurred from the companies’ involvement with the VIEs and is considered to exceed greatly the anticipated loss.

12. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The companies are exposed to market risks related to foreign currency exchange rates, interest rates and commodity prices in the ordinary course of business.

     In order to offset or reduce these risks, the companies use derivative instruments, such as foreign exchange forward contracts, currency swap agreements, interest rate swap agreements, commodity future contracts and commodity forward contracts, to hedge the exposure to changes in the fair value or expected future cash flows of recognized assets and liabilities, unrecognized firm commitments and forecasted transactions. The companies also use non-derivative financial instruments, such as foreign-currency-denominated debt, to hedge the foreign currency exposure in the net investment in a foreign operation.

Foreign currency exchange rate risk hedging activities

The companies use derivative instruments, such as foreign exchange forward contracts, currency swap agreements and interest rate and currency swap agreements, to fix the expected future cash flows from foreign-currency-denominated receivables and payables resulting from selling and purchasing activities in currencies other than the local currency and long-term financing transactions as part of the companies’ global operations in many countries. The companies also use non-derivative financial instruments, such as foreign-currency-denominated debt, in order to hedge the foreign currency exposure in the net investment in a foreign operation.

Interest rate risk hedging activities

The companies use interest rate swap agreements and interest rate and currency swap agreements to diversify the sources of fund raising, reduce fund-raising costs, fix the expected future cash flows from long-term financial assets and liabilities with floating interest rates and reduce the exposure to changes in the fair value of long-term financial assets and liabilities with fixed interest rates.

Commodity price risk hedging activities

The companies use derivative instruments, such as commodity future, forward, option and swap contracts, to reduce the exposure to changes in the fair value of inventories and unrecognized firm commitments and to fix the expected future cash flows from forecasted transactions in marketable commodities, such as non-ferrous metals, crude oil and agricultural products.

Risk management policy

The companies have strictly segregated the trading sections from the sections that record the results and positions of derivative instruments and are responsible for cash settlement and account confirmation with counterparties. Risk management sections classify the derivative transactions into trading transactions and hedging transactions. The distinction between trading and hedging transactions is strictly managed by affirming the correspondence with the hedged items for transactions for hedging purposes. Furthermore, these risk management sections comprehensively monitor, evaluate and analyze the positions of derivative instruments and report the results periodically to the Company’s executive officers in charge of risk management. Based on these reports, the executive officers assess derivative instruments and the market risks surrounding these instruments, and establish the companies’ policy regarding derivative instruments.

Fair value hedges

Changes in the fair value of derivative instruments designated as hedging the exposure to changes in the fair value of recognized assets or liabilities or unrecognized firm commitments are recorded in earnings together with changes in the fair value of the corresponding hedged items.

     The net gain or loss recognized in earnings representing the amount of the hedges’ ineffectiveness and the component of the derivative instruments’ gain or loss excluded from the assessment of hedge effectiveness were immaterial for the six-month periods ended September 30, 2003, 2004 and for the year ended March 31, 2004.

     The amount of net gain or loss recognized in earnings when a hedged firm commitment no longer qualifies as a fair value hedge was immaterial for the six-month periods ended September 30, 2003, 2004 and for the year ended March 31, 2004.

Cash flow hedges

Changes in the fair value of foreign exchange forward contracts, currency swap agreements and interest rate and currency swap agreements designated as hedging instruments to hedge the exposure to variability in expected future cash flows of recognized assets or liabilities, unrecognized firm commitments and forecasted transactions denominated in foreign currencies are initially recorded as other comprehensive income. The amounts in accumulated other comprehensive income are reclassified into earnings when earnings are affected by the hedged items.

     Changes in the fair value of interest rate swap agreements designated as hedging instruments to reduce the exposure to variability in expected future cash flows of floating-rate financial assets and liabilities are initially recorded as other comprehensive income. The amounts in accumulated other comprehensive income are reclassified into earnings as interest income or interest expense when earnings are affected by the hedged items.

     Changes in the fair value of commodity forward and swap contracts designated as hedging instruments to hedge the exposure to variability in expected future cash flows of the marketable commodities are initially recorded as other comprehensive income. The amounts in accumulated other comprehensive income are reclassified into earnings as sales of products or cost of products sold when earnings are affected by the hedged transactions.

     The ineffective portion of the hedging instruments’ gain or loss and the component of the derivative instruments’ gain or loss excluded from the assessment of hedge effectiveness are reported in earnings immediately. If the hedged forecasted transaction will not occur by the end of the originally specified time period, gain or loss on the hedging instrument reported in accumulated other comprehensive income is reclassified into earnings. These amounts were immaterial for the six-month periods ended September 30, 2003, 2004 and for the year ended March 31, 2004.

     The estimated net amount of the existing gains or losses in accumulated other comprehensive income at September 30, 2004 that is expected to be reclassified into earnings within the next 12 months is a net loss of ¥824 million.

     The maximum length of time over which the companies are hedging their exposure to the variability in expected future cash flows for forecasted transactions (excluding those forecasted transactions related to the payment of variable interest on existing financial instruments) is 32 months. Foreign exchange forward contracts are used as hedging instruments for the forecasted transactions.

Hedges of the net investment in a foreign operation

The foreign currency transaction gain or loss on the non-derivative financial instrument that is designated as, and is effective as, hedging instruments to hedge the foreign currency exposure of a net investment in a foreign operation is recorded as foreign currency translation adjustments within other comprehensive income to the extent it is effective as a hedge. The net amount of gains or losses included in the foreign currency translation adjustments was immaterial for the six-month periods ended September 30, 2004 and for the year ended March 31, 2004.

Derivative instruments for trading purposes and risk management policy

The Company and certain subsidiaries use derivative instruments such as foreign exchange forward contracts, interest rate swap agreements and commodity future, forward, swap and option contracts for trading purposes. The Company’s executive officers in charge of risk management have set strict position and loss limits for these instruments. Independent back offices and middle offices strictly separated from trading sections (front offices) monitor, evaluate and analyze the position of trading transactions and market risks. Those results are periodically reported to the executive officers. Among others, VaR (Value at Risk: Statistical measure of the potential maximum loss in the fair value of a portfolio resulting from adverse market movements in the underlying risk factors such as foreign currency exchange rates, interest rates and commodity prices, over a defined period, within a certain confidence level) is used to measure the market risks of derivative instruments for trading purposes.

13. FINANCIAL INSTRUMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with the requirements of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” the companies have provided the following fair value estimates and information about valuation methodologies.

     Quoted market prices, where available, are used to estimate fair values of financial instruments. However, quoted market prices are not available for a substantial portion of the financial instruments. Accordingly, fair values for such financial instruments are estimated using discounted cash flow analysis or other valuation techniques.

Current financial assets other than marketable securities and current financial liabilities

The carrying amount is believed to approximate the fair value of the majority of these instruments because of their short maturities.

Marketable securities and other investments

See Note 3, “MARKETABLE SECURITIES AND OTHER INVESTMENTS.”

Non-current receivables and advances to associated companies

The fair values of non-current receivables, including fixed rate, long-term loans receivable, are estimated by discounted cash flow analysis, using interest rates currently being offered for loans or accounts receivable with similar terms to borrowers or customers of similar credit quality and remaining maturities. It is believed that the carrying amounts of loans with floating rates approximate the fair value.

Long-term debt

The fair values for long-term debt, except for debt with floating rates whose carrying amounts approximate fair value, are estimated by discounted cash flow analysis, using rates currently available for similar types of borrowings with similar terms and remaining maturities.

Financial guarantees and financing commitments

The fair values of financial guarantees are estimated based on the present values of expected future cash flows, considering the remaining terms of the arrangements and the counterparties’ credit standings.

     The companies have not estimated the fair values of financing commitments because management does not believe it is practicable to estimate the fair values due to uncertainty involved in attempting to assess the likelihood and timing of commitments being drawn upon, coupled with the lack of an established market. However, management believes the likelihood is remote that material payments will be required under these financing commitments.

Currency and interest rate swap agreements

The fair values of currency and interest rate swap agreements are estimated by discounted cash flow analysis, using rates currently available for similar types of swap agreements at the reporting date. Currency swap agreements include certain derivatives with both foreign exchange and interest rate exposures. Fair values of those agreements consist of foreign exchange and interest rate factors.

Foreign exchange forward contracts

The fair values of foreign exchange forward contracts are estimated based on market prices for contracts with similar terms.

     The estimated fair values of certain financial instruments and derivative financial instruments at September 30, 2003, 2004 and March 31, 2004 were as follows:

	Millions of Yen
	Six-Month Period Ended		Six-Month Period Ended		Year Ended
	September 30, 2003		September 30, 2004		March 31, 2003
	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value
Financial Assets (other than Derivative Financial Instruments):
Current financial assets other than marketable securities	¥3,018,996	¥3,018,996	¥3,207,796	¥3,207,796	¥3,108,795	¥3,108,795
Non-current receivables and advances to associated companies (less allowance for doubtful receivables)	523,388	526,273	562,564	567,237	477,991	485,434
Financial Liabilities
(other than Derivative Financial Instruments):
Current financial liabilities	(2,271,981)	(2,271,981)	(2,477,027)	(2,477,027)	(2,381,894)	(2,381,894)
Long-term debt (including current maturities)	(2,912,800)	(2,949,358)	(2,961,231)	(3,013,366)	(2,826,102)	(2,877,995)
Derivative Financial Instruments (Assets):
Interest rate swap agreements	30,893	30,893	27,870	27,870	28,378	28,378
Currency swap agreements	19,921	19,921	8,699	8,699	24,714	24,714
Foreign exchange forward contracts	25,570	25,570	21,848	21,848	20,540	20,540
Derivative Financial Instruments (Liabilities):
Interest rate swap agreements	(3,965)	(3,965)	(1,930)	(1,930)	(3,825)	(3,825)
Currency swap agreements	(6,858)	(6,858)	(6,177)	(6,177)	(8,227)	(8,227)
Foreign exchange forward contracts	(11,877)	(11,877)	(11,433)	(11,433)	(8,878)	(8,878)

CONCENTRATION OF CREDIT RISK

The companies’ global operations include a variety of businesses with diverse customers and suppliers which reduces concentrations of credit risks. The companies deal with selective international financial institutions to minimize the credit risk exposure of derivative financial instruments. Credit risk represents the likelihood that the counterparties may be unable to meet the terms of the agreements. Management does not expect any losses as a result of counterparty default on financial instruments. Credit risk is managed through credit line approval by management and by periodically monitoring the counterparties.

14. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental information related to the Statements of Consolidated Cash Flows is as follows:

	Millions of Yen
	Six-Month	Six-Month
	Period Ended	Period Ended	Year Ended
	September 30, 2003	September 30, 2004	March 31, 2004
Cash paid during the period for:
Interest	¥26,196	¥25,220	¥58,235
Income taxes	25,958	38,436	35,676
Non-cash investing and financing activities:
Exchange of shares in connection with a business combination of investees (EITF No. 91-5) (Note 3):
Fair market value of shares received	—	4,721	—
Cost of shares surrendered	—	2,019	—
Acquisitions of subsidiaries:
Fair value of assets acquired	77,702	—	77,702
Fair value of liabilities assumed	71,302	—	71,302
Acquisition costs of subsidiaries	6,400	—	6,400
Cash acquired	10,259	—	10,259
Acquisitions of subsidiaries, net of cash acquired	(3,859)	—	(3,859)
Consolidation of VIEs related to the implementation of FIN No. 46R (Note 11):
Total assets recorded	—	—	20,439
Total liabilities recorded	—	—	20,439

15. SUBSEQUENT EVENT

On October 29, 2004, the Board of Directors approved the payment of an interim cash dividend to shareholders of record on September 30, 2004 of ¥5 per share or a total of ¥7,915 million.

     In relation to Diesel Particulate Filter (“DPF”) which reduces the particulate matters contained in the emissions of diesel vehicles under the ordinances of the Tokyo Metropolitan Government and three other prefectural governments, the Company has been certified by the Tokyo Metropolitan Government, and has sold approximately 21,500 units of the DPF that were manufactured by the Company’s wholly owned subsidiary, PUREarth Incorporated.

     However, during the course of the Company’s internal audit, it has been discovered that the false data of the performance test and the endurance test were produced and submitted to the Tokyo Metropolitan Government in the former application of the certification. On November 22, 2004, the Company immediately announced the facts and that the products whose filtration ratios did not reach the regulatory standard were provided. In addition, the Company announced that the Company would undertake to replace the DPFs for free through supplying products of other manufacturers, reforming the Company’s existing products and developing alternative products.

     The Company intends to respond in good faith considering the policies of related administrative authorities and the claims of individual customers. However, because of existing uncertainties, the effect on the consolidated financial position, results of operations or cash flows of the Company cannot be reasonably estimated until the details of the remedial actions are decided. And thus, the effects of this event are not reflected in the financial statements for the six-month period ended September 30, 2004.